Exhibit 10.3

INTERCREDITOR AGREEMENT

dated as of February 22, 2012

among

WELLS FARGO CAPITAL FINANCE, LLC,

as Agent

under the ABL Credit Agreement,

and

TPG SPECIALTY LENDING, INC.

as the Term Agent

under the Term Credit Agreement

TABLE OF CONTENTS

		PAGE
Section 1.	Definitions	1

1.1	Defined Terms	1

1.2	Terms Generally	21

Section 2.	Term Priority Collateral	22

2.1	Lien Priorities	22

2.2	Exercise of Remedies	24

2.3	Payments Over	26

2.4	Other Agreements	26

2.5	Insolvency or Liquidation Proceedings	31

2.6	Reliance; Waivers; Etc.	33

Section 3.	ABL Priority Collateral	36

3.1	Lien Priorities	36

3.2	Exercise of Remedies	37

3.3	Payments Over	40

3.4	Other Agreements	40

3.5	Insolvency or Liquidation Proceedings	49

3.6	Reliance; Waivers; Etc.	52

Section 4.	Cooperation with respect to ABL Priority Collateral and Term Priority Collateral	54

4.1	Access to Information	54

4.2	Non-Exclusive License to Use Intellectual Property	54

4.3	Rights of Access and Use	55

4.4	Grantor Consent	56

4.5	Indemnification by ABL Agent and ABL Lenders	57

4.6	Indemnification by Term Agent and Term Lenders	57

4.7	Payments by the ABL Agent	58

Section 5.	Application of Proceeds	58

5.1	Application of Proceeds in Distributions by the Term Agent	58

5.2	Application of Proceeds in Distributions by the ABL Agent	59

5.3	Letters of Credit	61

5.4	Ordinary Course Proceeds	60

Section 6.	Miscellaneous	61

6.1	Conflicts	61

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6.2	Effectiveness; Continuing Nature of this Agreement; Severability	61

6.3	Amendments; Waivers	62

6.4	Information Concerning Financial Condition of the Parent and its Subsidiaries	62

6.5	Submission to Jurisdiction; Waivers	62

6.6	Notices	63

6.7	Further Assurances	64

6.8	APPLICABLE LAW	64

6.9	Binding on Successors and Assigns	64

6.10	Specific Performance	64

6.11	Headings	64

6.12	Counterparts	64

6.13	Authorization; No Conflict	64

6.14	No Third Party Beneficiaries	65

6.15	Provisions Solely to Define Relative Rights	65

6.16	Additional Grantors	65

6.17	Avoidance Issues	66

6.18	Intercreditor Agreement	66

6.19	Security Interests	66

[Remainder of Page Intentionally Left Blank]		66

Exhibit A	Form of Intercreditor Agreement Joinder

Exhibit B	Form of Intercreditor Agreement Consent

ii

This INTERCREDITOR AGREEMENT is dated as of February 22, 2012, and is among WELLS FARGO CAPITAL FINANCE, LLC, as the ABL Agent (as defined below), and TPG SPECIALTY LENDING, INC., as the Term Agent (as defined below).

RECITALS:

WHEREAS, FEDERAL SIGNAL CORPORATION, a Delaware corporation (“Federal Signal” or “ABL Borrower”) and the Subsidiaries of ABL Borrower identified therein as guarantors (such Subsidiaries, the “ABL Guarantors”), have entered into that certain Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “ABL Credit Agreement”), with the lenders from time to time party thereto (the “ABL Lenders”) and Wells Fargo Capital Finance, LLC, as the agent (in such capacity and together with its successors and assigns in such capacity, the “ABL Agent”). The obligation of Borrower to repay such loans and other financial accommodations under the ABL Credit Agreement is guaranteed by the Guarantors.

WHEREAS, Federal Signal (“Term Borrower”), and the Subsidiaries of Term Borrower identified therein as guarantors (such Subsidiaries, the “Term Guarantors”), the lenders party thereto (the “Term Lenders”, and, together with the ABL Lenders, the “Credit Parties”), and TPG SPECIALTY LENDING, INC., in its capacity as agent under the Term Documents, including its successors and assigns in such capacity from time to time (“Term Agent”, and together with the ABL Agent, the “Collateral Agents”), have entered into that certain Financing Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Term Credit Agreement”, and, together with the ABL Credit Agreement, the “Credit Agreements”) pursuant to which such lenders have agreed to make term loans to Borrower. The obligation of Borrower to repay such term loans under the Term Credit Agreement is guaranteed by the Guarantors;

WHEREAS, the ABL Borrower and the ABL Guarantors intend to secure the ABL Obligations under the ABL Credit Agreement and any other ABL Documents (including any Permitted Refinancing thereof) with a First Priority Lien on the ABL Priority Collateral and a Second Priority Lien on the Term Priority Collateral; and

WHEREAS, the Term Borrowers and the Term Guarantors intend to secure the Term Obligations under the Term Credit Agreement and any other Term Documents (including any Permitted Refinancing thereof) with a First Priority Lien on the Term Priority Collateral and a Second Priority Lien on the ABL Priority Collateral.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. Definitions.

1.1 Defined Terms. The following terms when used in this Agreement, including its preamble and recitals, shall have the following meanings:

“ABL Agent” shall have the meaning set forth in the recitals hereto and includes any New ABL Agent to the extent set forth in Section 3.4(f).

“ABL Agent Advances” shall mean the “Overadvances” under, and as defined in, the ABL Credit Agreement as in effect on the date hereof.

“ABL Availability” shall mean, at any time, the aggregate amount of the revolving loans, letter of credit accommodations and other financial accommodations available to the Grantors from the ABL Lenders based solely on the applicable percentages (as in effect on the date hereof or higher percentages, as amended with the consent of Term Agent, or lower percentages, as amended without the consent of Term Agent, and without regard to any limitation based on the revolving loan commitment) of Eligible Accounts and Eligible Inventory (as such terms are defined in the ABL Credit Agreement as in effect on the date hereof or as the terms may be amended from time to time if the effect of such amendment is not to increase the amount of ABL Availability) plus the Additional Availability Amount (as defined in the Credit Agreement as in effect on the date hereof), determined without regard to any revolving loans, letter of credit accommodations or other financial accommodations (including Cash Management Obligations) then outstanding, but after giving effect to the Reserves (other than any Bank Product Reserve Amount (as defined in the ABL Credit Agreement as in effect on the date hereof)).

“ABL Borrower” shall have the meaning set forth in the recitals hereto.

“ABL Credit Agreement” shall have the meaning set forth in the recitals hereto.

“ABL Documents” shall mean (a) the ABL Credit Agreement and the other Loan Documents (as defined in the ABL Credit Agreement) and (b) each of the other agreements, documents and instruments providing for or evidencing any ABL Obligations (including any Permitted Refinancing of any ABL Obligations), and any other document or instrument executed or delivered at any time in connection with any ABL Obligations (including any Permitted Refinancing of any ABL Obligations), together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing.

“ABL Guarantor” and “ABL Guarantors” shall have the meaning set forth in the introduction hereto.

“ABL Lenders” shall have the meaning set forth in the recitals hereto.

“ABL Obligations” shall mean (a) all obligations (including guaranty obligations) of every nature of each Grantor from time to time owed to the ABL Secured Parties or any of them, under any ABL Document (including any ABL Document in respect of a Permitted Refinancing of any ABL Obligations), whether for principal, premium, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Parent, the ABL Borrowers and the ABL Guarantors or any of their Subsidiaries, would have accrued on any ABL Obligation (including any Permitted Refinancing of any ABL Obligations), whether or not a claim is allowed against such Person for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under (and obligations to cash collateralize) letters of credit, fees, expenses, indemnification or otherwise, and (b) all Cash Management Obligations; provided that “ABL Obligations” shall not include (i) loans, letter of credit accommodations and

Cash Management Obligations in excess of the Maximum ABL Obligations, (ii) default interest (but not any other interest) and loan fees, each arising from or related to an Event of Default, that are disallowed in any Insolvency or Liquidation Proceeding with respect to one or more of the Parent or any other Grantor, or (iii) any prepayment premium or any similar fee payable to the ABL Agent and/or the ABL Lenders pursuant to the ABL Documents. The foregoing limitations shall not apply to, and the term “ABL Obligations” shall include, (x) obligations consisting of interest and fees (in each case, as calculated with respect to the ABL Obligations up to the Maximum ABL Obligations, but excluding the default interest and fees described in clause (ii) above), (y) Enforcement Expenses and (z) Indemnity Amounts.

“ABL Permitted Liens” shall mean the “Permitted Liens” under, and as defined in, the ABL Credit Agreement as in effect on the date hereof and as amended in accordance with the terms of this Agreement.

“ABL Priority Collateral” shall mean all interests of each Grantor in the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located, including (v) for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any provision of any other Bankruptcy Law), would constitute ABL Priority Collateral, (w) all rights of each Grantor to receive moneys due and to become due under or pursuant to the following, (x) all rights of each Grantor to receive return of any premiums for or Proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation Proceeds with respect to the following, (y) all claims of each Grantor for damages arising out of or for breach of or default under any of the following, and (z) all rights of each Grantor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(a) (i) all Accounts and Receivables that arise from the sale, leasing, licensing, assignment or other disposition of (A) Inventory or (B) software or other computer programs whether or not embedded in such Inventory, provided that, commencing on a date that is five Business Days after the ABL Agent receives written notice from the Term Agent that an Event of Default has occurred and Term Agent intends to exercise enforcement action, Accounts and Receivables arising from the sale, leasing, licensing, assignment or other disposition of software or other computer programs that are not imbedded in Inventory shall no longer constitute ABL Priority Collateral, and (ii) all Accounts that arise from the sale, leasing, licensing, assignment or other disposition of other ABL Priority Collateral or from services rendered or to be rendered but for purposes of this clause (a)(ii) excluding rights to payment for any property constituting Term Priority Collateral which has been or is to be sold, leased, licensed, assigned or otherwise disposed of;

(b) (i) all Deposit Accounts and Commodities Accounts, and all Money, cash, checks, other negotiable instruments, funds and other property held therein or credited thereto, (in each case, other than all identifiable Proceeds of any Term Priority Collateral and other than any Deposit Accounts established solely to hold Proceeds of Term Priority Collateral) and (ii) all Securities Accounts and all Money, cash, checks, other negotiable instruments, funds and other property held therein or credited thereto, in each case, constituting identifiable Proceeds of ABL Priority Collateral;

(c) all Inventory and deposits with respect thereto;

(d) all Commercial Tort Claims to the extent they are related to, or intended to compensate the Grantor for, decreases in the marketability, collectability or value of ABL Priority Collateral;

(e) to the extent relating to any of the items referred to in the preceding clauses (a) through (d), all Pledged Debt, Securities, Securities Entitlements and General Intangibles (other than Intellectual Property); provided that, to the extent any such Pledged Debt, Securities, Securities Entitlements or General Intangibles also relate to Term Priority Collateral, only that portion thereof related to the items referred to in the preceding clauses (a) through (d) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(f) to the extent relating to any of the items referred to in the preceding clauses (a) through (e), all Documents, Instruments, Chattel Paper and Insurance; provided that, to the extent Documents Instruments, Chattel Paper or Insurance also relate to Term Priority Collateral, only that portion thereof related to the items referred to in the preceding clauses (a) through (e) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(g) to the extent relating to any of the items referred to in the preceding clauses (a) through (f), all Letter of Credit Rights and Supporting Obligations; provided that, to the extent any of such Letter of Credit Rights or Supporting Obligations also relates to Term Priority Collateral, only that portion thereof related to the items referred to in the preceding clauses (a) through (f) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(h) all books, Records, Receivables Records and Collateral Records relating to the foregoing (including all books, databases, customer lists, engineer drawings, Records, Receivables Records and Collateral Records, whether tangible or electronic, which contain any information relating to any of the foregoing); provided that, to the extent any of such books, records, Receivables Records and Collateral Records also relate to Term Priority Collateral, only that portion thereof related to the items referred to in the preceding clauses (a) through (g) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral; and

(i) in each case relating to the foregoing, (i) all Cash Proceeds, (ii) non-Cash Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (including all insurance Proceeds) and (iii) all collateral security, guarantees and other Collateral Support given by any Person with respect to any of the foregoing.

For purposes of clarification, and notwithstanding anything to the contrary set forth in this Agreement, (i) except as expressly set forth above, Intellectual Property shall not constitute ABL Priority Collateral, but instead shall constitute Term Priority Collateral and (ii) any Inventory that is or becomes branded, or produced through the use or other application of, any Intellectual Property, whether pursuant to the exercise of rights pursuant to Section 4.2 or otherwise, shall constitute ABL Priority Collateral, and no proceeds arising from any disposition of any such Inventory shall be, or be deemed to be, attributable to Term Priority Collateral.

“ABL Secured Parties” shall mean the ABL Lenders (including, in any event, each letter of credit issuer and each swingline lender), any Bank Product Provider (as defined in the ABL Credit Agreement) and the ABL Agent and shall include all former ABL Lenders, Bank Product Providers and administrative agents under the ABL Credit Agreement to the extent that any ABL Obligations owing to such Persons were incurred while such Persons were ABL Lenders, Bank Product Providers or the administrative agent under the ABL Credit Agreement and such ABL Obligations have not been paid or satisfied in full and all new ABL Secured Parties to the extent set forth in Section 3.4(f).

“ABL Security Document” shall mean (a) the ABL Credit Agreement and any other Security Agreement (as defined in the ABL Credit Agreement) executed and delivered by the Parent or any other Grantor in connection therewith and (b) any other agreement, document or instrument pursuant to which a Lien is granted by one or more of the Parent or any other Grantor securing any ABL Obligations (including any Permitted Refinancing of any ABL Obligations) or under which rights or remedies with respect to such Liens are governed, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing, to the extent permitted hereby.

“ABL Standstill Period” shall have the meaning set forth in Section 2.2(a)(i).

“Account” shall mean any “account” as such term is defined in the UCC as in effect on the date hereof in the state of New York, and in any event shall include all rights to payment of any monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, or (g) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (a) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (b) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither any Agent nor any Credit Party (nor any Affiliate thereof) shall be considered an Affiliate of the Parent or any Subsidiary thereof.

“Agreement” shall mean this Intercreditor Agreement as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code, and any similar federal or state or non-U.S. law or statute for the supervision, administration or relief of debtors, including bankruptcy or insolvency laws.

“Borrowing Base” shall have the meaning set forth in the ABL Credit Agreement, as in effect on the date hereof and as amended in accordance with the terms of this Agreement.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Capitalized Lease Obligation” shall mean, with respect to any Person, that portion of any obligation of such Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Cash Management Products” shall mean Bank Products (as defined in the ABL Credit Agreement (or a comparable provision of a loan or credit agreement the debt under which Refinances the ABL Obligations)), including, without limitation, any one or more of the following types of services or facilities extended to any of the Grantors by the ABL Agent, any Bank Product Provider (as defined in the ABL Credit Agreement) or any Affiliate of the ABL Agent or an ABL Lender in reliance on the ABL Agent’s or such ABL Lender’s agreement to indemnify such Affiliate: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) transactions under Hedging Agreements; or (g) cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, netting, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system).

“Cash Management Obligations” shall mean Bank Product Obligations (as defined in the ABL Credit Agreement (or a comparable provision of a loan or credit agreement the debt under which Refinance the ABL Obligations)), including, without limitation, any and all obligations, liabilities and indebtedness of every kind, nature and description owing by any Grantor to the ABL Agent, any Bank Product Provider (as defined in the ABL Credit Agreement) or any of its Affiliates in respect of any Cash Management Products, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the ABL Documents or after the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor (and including, without limitation, the payment of interest which would accrue and become due but for the commencement of such Insolvency or Liquidation Proceeding, whether or not such interest is allowed or allowable in whole or in part in any such Insolvency or Liquidation Proceeding).

“Cash Proceeds” shall mean all Proceeds of any Collateral received by any Grantor or Secured Party consisting of cash and checks.

“Chattel Paper” shall mean “chattel paper” as such term is defined in Article 9 of the UCC, as in effect in the state of New York on the date hereof. Without limiting the foregoing, the term “Chattel Paper” shall in any event include all “tangible chattel paper” and all “electronic chattel paper”, as each term is defined in Article 9 of the UCC as in effect in the state of New York.

“Collateral” shall mean all property (whether real, personal, movable or immovable) with respect to which any security interests have been granted (or purported to be granted) by any Grantor pursuant to any Security Document.

“Collateral Agents” shall have the meaning set forth in the recitals hereto.

“Collateral Records” shall mean all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” shall mean all “commercial tort claims” as such term is defined in Article 9 of the UCC as in effect in the state of New York on the date hereof.

“Commodities Accounts” shall mean all “commodity accounts” as such term is defined in Article 9 of the UCC as in effect in the state of New York on the date hereof.

“Comparable ABL Security Document” shall mean, in relation to any Collateral subject to any Lien created under any Term Security Document, that ABL Security Document which creates (or purports to create) a Lien on the same Collateral, granted by the same Grantor, as the same may be amended, modified or otherwise supplemented from time to time in accordance with the terms hereof, thereof and the Credit Agreements.

“Comparable Term Security Document” shall mean, in relation to any Collateral subject to any Lien created under any ABL Security Document, that Term Security Document which creates (or purports to create) a Lien on the same Collateral, granted by the same Grantor, as the same may be amended, modified or otherwise supplemented from time to time in accordance with the terms hereof, thereof and the Credit Agreements.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.

“Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether a Grantor is licensee or licensor thereunder).

“Copyrights” shall mean any United States or foreign copyright (including community designs), now or hereafter owned by any Grantor, including copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether such Copyrights or Mask Works are registered or not registered, and, with respect to any and all of the foregoing: (a) all registrations and applications therefor (whether in the United States Copyright Office or any foreign equivalent office); (b) all extensions and renewals thereof; (c) all rights corresponding thereto throughout the world; (d) all rights to sue for past, present and future infringements thereof; and (e) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and Proceeds of suit.

“Credit Agreements” shall have the meaning set forth in the recitals hereto.

“Credit Party” shall have the meaning set forth in the recitals hereto.

“Defaulting ABL Secured Party” shall have the meaning set forth in Section 3.4(g)(iv).

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“DIP Financing” shall have the meaning set forth in Section 2.5(a).

“Discharge of ABL Obligations” shall mean, except to the extent otherwise provided in Section 3.4(f), the occurrence of all of the following:

(a) termination or expiration of all commitments to extend credit that would constitute ABL Obligations;

(b) payment in full in cash of the principal of and interest and premium (if any) on all ABL Obligations (other than any undrawn letters of credit) constituting ABL Obligations;

(c) discharge or cash collateralization (at one hundred five percent (105%) (or one hundred ten percent (110%) as to letters of credit payable in currency other than United States Dollars) of the aggregate undrawn amount) of all outstanding letters of credit constituting ABL Obligations;

(d) discharge or cash collateralization (in accordance with the ABL Documents) of all outstanding Cash Management Obligations constituting ABL Obligations; and

(e) payment in full in cash of all other ABL Obligations that are outstanding and unpaid at the time the termination, expiration, discharge and/or cash collateralization set forth in clauses (a) through (d) above have occurred (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Term Obligations” shall mean, except to the extent otherwise provided in Section 2.4(f), the occurrence of all of the following:

(f) termination or expiration of all commitments to extend credit that would constitute Term Obligations;

(g) payment in full in cash of the principal of and interest and premium (if any) on all Term Obligations; and

(h) payment in full in cash of all other Term Obligations that are outstanding and unpaid at the time the termination, expiration and discharge set forth in clauses (a) and (b) above have occurred (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made at such time).

“Documents” shall mean all “documents” as such term is defined in Article 9 of the UCC in the state of New York on the date hereof.

“Eligible Term Purchaser” shall have the meaning set forth in Section 3.4(g)(i).

“Enforcement Expenses” shall mean all costs, expenses or fees (including fees incurred by any Collateral Agent or any attorneys or other agents or consultants retained by such Collateral Agent) that any Collateral Agent or any other Secured Party may suffer or incur after the occurrence of an Event of Default on account or in connection with (a) the repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral, (b) the settlement or satisfaction of any prior Lien or other encumbrance upon any Collateral, (c) the exercise of rights under Section 4, including, without limitation, any amounts payable pursuant to Sections 4.5, 4.6 and 4.7 or (d) the enforcement of any of the ABL Documents or the Term Documents, as the case may be, or the collection of any of the ABL Obligations or the Term Obligations, as the case may be. Notwithstanding the foregoing, (y) any and all loans, advances or other financial accommodations made by the ABL Agent pursuant to Section 2.3(d) of the ABL Credit Agreement (or any comparable provision of any agreement, document or instrument providing for or evidencing any Refinancing of any ABL Obligations) shall constitute loans, advances and financial accommodations subject to the limit specified therefor in the definition of Maximum ABL Obligations and not the “Enforcement Expenses” of the ABL Agent or any other ABL Secured Party and (z) any and all loans, advances or other financial accommodations made by the Term Agent pursuant to Section 2.2 of the Term Credit Agreement (or any comparable provision of any agreement, document or instrument providing for or evidencing any Refinancing of any Term Obligations) shall constitute loans, advances and financial accommodations subject to the limit specified therefor in the definition of Maximum Term Obligations and not the “Enforcement Expenses” of the Term Agent or any other Term Secured Party.

“Equipment” shall mean any “equipment” as such term is defined in Article 9 of the UCC as in effect in the state of New York on the date hereof, and in any event, shall include all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, and vehicles now or hereafter owned by any Grantor in each case, regardless of whether characterized as equipment under the UCC, and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“First Priority” shall mean, (a) with respect to any Lien purported to be created on any ABL Priority Collateral to secure the ABL Obligations pursuant to any ABL Security Document, that such Lien is prior in right to any other Lien thereon, other than any ABL Permitted Liens (excluding ABL Permitted Liens as described in clause (a) of the definition of Permitted Liens set forth in the ABL Credit Agreement as in effect on the date hereof and as amended in accordance with the terms of this Agreement) applicable to such ABL Priority Collateral which as a matter of law have priority over the respective Liens on such ABL Priority Collateral created pursuant to the relevant ABL Security Document and (b) with respect to any Lien purported to be created on any Term Priority Collateral to secure the Term Obligations pursuant to any Term Security Document, that such Lien is prior in right to any other Lien thereon, other than any Term Permitted Liens (excluding Term Permitted Liens as described in clause (a) of the definition of Permitted Liens set forth in the Term Credit Agreement as in effect on the date hereof and as amended in accordance with the terms of this Agreement) applicable to such Term Priority Collateral which as a matter of law have priority over the respective Liens on such Term Priority Collateral created pursuant to the relevant Term Security Document.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31st of each year.

“Fixtures” shall mean all (i) “fixtures” as such term is defined in Article 9 of the UCC as in effect in the state of New York on the date hereof, (ii) chattels which by reason of incorporation or affixation become permanently attached to real property and (iii) trade fixtures.

“GAAP” shall mean generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States of America accounting profession).

“General Intangibles” shall mean “general intangibles” as defined in Article 9 of the UCC as in effect in the state of New York on the date hereof.

“Goods” shall mean “goods” as such term is defined in Article 9 of the UCC as in effect in the state of New York on the date hereof.

“Grantors” shall mean the Parent, the ABL Borrowers, the Term Borrowers, the Guarantors and each of their respective Subsidiaries that have executed and delivered, or may from time to time hereafter execute and deliver, an ABL Security Document or a Term Security Document.

“Guarantors” shall mean the ABL Guarantors and the Term Guarantors.

“Hedging Agreement” shall mean any and all transactions, agreements or documents now existing or hereafter entered into between or among any Grantor, on the one hand, and a third party, on the other hand, which provides for an interest rate, credit or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Grantor’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations.

“Indebtedness” shall mean, as to any Person, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), (f) or (g) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of the amount thereof or the fair market value of the property to which such Lien relates as determined in good faith by such Person), (d) the aggregate amount of all Capitalized Lease Obligations of such Person, (e) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (f) all Contingent Obligations of such Person, (g) all obligations, calculated on a basis satisfactory to the Secured Parties and in accordance with accepted practice, under any Hedging Agreement or under any similar type of agreement and (h) obligations arising under any off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries.

“Indemnity Amount” shall mean on any date, the amount required to be paid by any Grantors to any Collateral Agent or any other Secured Party on such date pursuant to any indemnity provision contained in the ABL Documents or the Term Documents, as the case may be.

“Insolvency or Liquidation Proceeding” shall mean any of the following: (a) the filing by any Grantor of a voluntary petition in bankruptcy under any provision of any bankruptcy law (including the Bankruptcy Code) or a petition to take advantage of any receivership or insolvency laws, including any petition seeking the dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, adjustment or readjustment or other relief of such Grantor, such Grantor’s debts or such Grantor’s assets or the appointment of a trustee, receiver, liquidator, custodian or similar official for such Grantor or a material part of such Grantor’s property; (b) the admission in writing by such Grantor of its inability to pay its debts generally as they become due; (c) the appointment of a receiver, liquidator, trustee, custodian or other similar official for such Grantor or all or a material part of such Grantor’s assets; (d) the filing of any petition against such Grantor under any bankruptcy law (including the Bankruptcy Code) or other receivership or insolvency law, including any petition seeking the dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, adjustment or readjustment or other relief of such Grantor, such Grantor’s debts or such Grantor’s assets or the appointment of a trustee, receiver, liquidator, custodian or similar official for such Grantor or a material part of such Grantor’s property; (e) the general assignment by such Grantor for the benefit of creditors or any other marshalling of the assets and liabilities of such Grantor; or (f) a corporate (or similar) action taken by such Grantor to authorize any of the foregoing.

“Instrument” shall mean “instruments” as such term is defined in Article 9 of the UCC as in effect in the state of New York.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the ABL Agent or the Term Agent is the loss payee or additional insured thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses, brand names, publications rights, registered designs, inventions, service marks, business names and all confidential information.

“Intentional Overadvances” shall mean the aggregate outstanding principal amount of all revolving loans, letter of credit accommodations and other financial accommodations (including

Cash Management Obligations) that are made, issued or incurred pursuant to the ABL Documents intentionally and with actual knowledge that such revolving loans, letter of credit accommodations or other financial accommodations (including Cash Management Obligations) cause the aggregate outstanding principal amount of all revolving loans, letter of credit accommodations and other financial accommodations (including Cash Management Obligations) made, issued or incurred pursuant to the ABL Documents to exceed the amount set forth in clause (ii)(A) of the definition of Maximum ABL Obligations.

“Intercreditor Agreement Consent” shall mean an agreement substantially in the form of Exhibit B.

“Intercreditor Agreement Joinder” shall mean an agreement substantially in the form of Exhibit A.

“Inventory” shall mean merchandise and inventory, and all additions, substitutions and replacements thereof and all accessions thereto, wherever located, together with all supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production from raw materials through work in process to finished goods, and all products and Proceeds of whatever sort and wherever located any portion thereof which may be returned, rejected, reclaimed or repossessed by either of the Collateral Agents from any Grantor’s customers, and shall specifically include all “inventory” as such term is defined in the UCC as in effect on the date hereof in the state of New York.

“Investment Property” shall mean all “investment property” as such term is defined in Article 9 of the UCC as in effect in the state of New York on the date hereof.

“IP Licensing Proceeds” shall mean all royalties, licensing fees, income and all other fees and payments received by the Grantors in the ordinary course of business from the licensing of Intellectual Property.

“Letter of Credit Rights” shall mean “letter-of-credit rights” as such term is defined in Article 9 of the UCC as in effect in the state of New York on the date hereof.

“License Period” shall have the meaning set forth in Section 4.2(b).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, charge, lien (statutory or other), charge, preference, priority or other security agreement of any kind or nature whatsoever (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute or other law, and any lease having substantially the same effect as the foregoing).

“Material Contract” shall mean any contract or other arrangement to which Parent or any of its Subsidiaries is a party (other than the Term Documents and the ABL Documents) and (i) as to which is required to be disclosed under Section 1.01 of Current Report on Form 8-K (other than purchase orders in the ordinary course of business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium) or (ii) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to constitute or have a Material Adverse Effect or Material Adverse Change (as defined in the Term Credit Agreement or the ABL Credit Agreement).

“Maximum ABL Obligations” shall mean, on any date of determination, the sum of the aggregate outstanding principal amount of loans (including Intentional Overadvances and ABL Agent Advances), letter of credit accommodations, Cash Management Obligations and other financial accommodations made, issued or incurred under the ABL Documents up to an aggregate maximum amount equal to the lesser of (i) the result of (A) the sum of 110% of (x) $100,000,000 plus (y) the aggregate amount of commitments with respect to additional revolving loan facilities or increases to the commitments with respect to the revolving loan facility under Section 2.1(d) of the ABL Credit Agreement (or a comparable provision of a loan or credit agreement the debt under which Refinances the ABL Debt but in no event more than the increase to the commitments permitted under Section 2.1(d) of the ABL Credit Agreement as in effect on the date hereof), minus (B) any permanent reductions of the revolving loan commitment under the ABL Documents (other than as a result of Permitted Refinancing); provided, that, for purposes of determining the Maximum ABL Obligations, upon termination of the revolving loan commitment, the revolving loan commitment shall not be deemed to have been reduced to an amount less than the outstanding principal amount of all “revolving loans” (or any comparable term), letter of credit accommodations, Cash Management Obligations and other financial accommodations as of the date of such permanent reduction and (ii) the sum of (A) the greater of (x) the product of (1) the ABL Availability times (2) 110% and (y) the sum of (1) ABL Availability plus (2) $10,000,000 (plus 10% of the amount of commitments, if any, under clause (i)(A)(y) above), plus (B) the portion of the aggregate outstanding principal amount of revolving loans, letter of credit accommodations and Cash Management Obligations made, issued or incurred under the ABL Documents that exceed the amount set forth in clause (ii)(A) above, but that were not Intentional Overadvances determined at the time made, issued or incurred.

“Maximum Term Obligations” shall mean, on any date of determination, the result of: (a) $236,500,000 minus (b) the aggregate amount of all principal payments and prepayments (whether voluntary or mandatory) of the loans actually received by the Term Agent under the Term Credit Agreement.

“Money” shall mean “money” as defined in the UCC as in effect in the state of New York on the date hereof.”

“New ABL Agent” shall have the meaning set forth in Section 3.4(f).

“New Term Agent” shall have the meaning set forth in Section 2.4(f).

“Parent” shall have the meaning set forth in the recitals hereto.

“Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether such Grantor is licensee or licensor thereunder).

“Patents” shall mean all patents (whether United States or foreign) in or to which any Grantor now has or hereafter has any right, title or interest therein and certificates of invention,

or similar industrial property rights, and applications for any of the foregoing, including: (a) all reissues, divisions, continuations (including continuations-in-part and improvements thereof), extensions, renewals, and reexaminations thereof, (b) all rights corresponding thereto throughout the world; (c) all inventions and improvements described therein; (d) all rights to sue for past, present and future infringements thereof; (e) all licenses, claims, damages, and Proceeds of suit arising therefrom; and (f) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and Proceeds of suit.

“Permitted Refinancing” shall mean, as to any Indebtedness, the Refinancing of such Indebtedness (“Refinancing Indebtedness”) to refinance such existing Indebtedness; provided that the terms applicable to such Refinancing Indebtedness and, if applicable, the related guarantees of such Refinancing Indebtedness, shall not violate the applicable requirements contained in this Agreement (including Sections 2.4(c) and 3.4(c)) or in any Term Documents (as in effect on the date hereof) or ABL Documents (as in effect on the date hereof) that remain outstanding after giving effect to such Permitted Refinancing.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Pledged ABL Priority Collateral” shall have the meaning set forth in Section 3.4(e)(i).

“Pledged Debt” shall mean all Indebtedness owed to a Grantor issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests.

“Pledged LLC Interests” shall mean all interests in any limited liability company and the certificates, if any, representing such limited liability company interests and any interest of a Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership and the certificates, if any, representing such partnership interests and any interest of a Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

“Pledged Stock” shall mean all shares of Capital Stock owned by a Grantor, and the certificates, if any, representing such shares and any interest of a Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Pledged Term Priority Collateral” shall have the meaning set forth in Section 2.4(e)(i).

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC as in effect in the state of New York and, in any event, shall also include (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to either Collateral Agent or any Grantor from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority) and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for Inventory sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument or General Intangible, together with all of a Grantor’s rights, if any, in any Inventory giving rise to such right to payment.

“Receivables Records” shall mean (a) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing Receivables, (b) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to Receivables, whether in the possession or under the control of a Grantor or any computer bureau or agent from time to time acting for a Grantor or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection with the Records described in the preceding clauses (a) and (b) above, and amendments, supplements or other modifications to such financing statements and such other instruments, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including lien search reports, from filing or other registration officers relating to Receivables, (d) all credit information, reports and memoranda relating to Receivables and (e) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Record” shall have the meaning specified in Article 9 of the UCC as in effect in the state of New York on the date hereof.

“Recovery” shall have the meaning set forth in Section 6.17.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, retire, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Reserve” shall mean (i) any reserve established by the Co-Collateral Agents (as defined in the ABL Credit Agreement) against the Borrowing Base pursuant to Section 2.1 of the ABL Credit Agreement (as in effect on the date hereof), and (ii) any other reserve established by the Co-Collateral Agents against the Borrowing Base.

“Second Priority” shall mean, (a) with respect to any Lien purported to be created on any Term Priority Collateral to secure the ABL Obligations pursuant to the ABL Security Documents, that such Lien is prior in right to any other Lien thereon, other than (i) ABL Permitted Liens as described in clause (s) of the definition of Permitted Liens set forth in the ABL Credit Agreement as in effect on the date hereof and as amended in accordance with the terms of this Agreement and (ii) Term Permitted Liens permitted to be prior to the Liens on the Term Priority Collateral in accordance with clause (b) of the definition “First Priority” contained herein; provided that in no event shall any such Term Permitted Lien be permitted (on a consensual basis) to be junior and subordinate to any ABL Permitted Liens as described in clause (a)(i) above and senior in priority to the relevant Liens created pursuant to the ABL Security Documents (other than in connection with a DIP Financing permitted pursuant to Section 2.5) and (b) with respect to any Lien purported to be created on any ABL Priority Collateral to secure the Term Obligations pursuant to the Term Security Documents, that such Lien is prior in right to any other Lien thereon, other than (i) Term Permitted Liens as described in clause (l) of the definition of Permitted Liens set forth in the Term Credit Agreement as in effect on the date hereof and as amended in accordance with the terms of this Agreement and (ii) ABL Permitted Liens permitted to be prior to the Liens on the ABL Priority Collateral in accordance with clause (a) of the definition “First Priority” contained herein; provided that in no event shall any such ABL Permitted Lien be permitted (on a consensual basis) to be junior and subordinate to any Term Permitted Liens as described in clause (b)(i) above and senior in priority to the relevant Liens created pursuant to the Term Security Documents (other than in connection with a DIP Financing permitted pursuant to Section 3.5).

“Secured Parties” shall mean the ABL Secured Parties and the Term Secured Parties.

“Securities” shall mean all “securities” as such term is defined in Article 8 of the UCC as in effect on the date hereof, any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Accounts” shall mean all “securities accounts” as such term is defined in Article 8 of the UCC as in effect on the date hereof.

“Securities Entitlements” shall mean all “securities entitlements” as such term is defined in Article 8 of the UCC as in effect on the date hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the UCC as in effect in the state of New York as in effect on the date hereof, now or hereafter owned by any Grantor, or in which any Grantor has any rights, and, in any event, shall include all of such Grantor’s rights in any Letter-of-Credit Right or secondary obligation that supports the payment or performance of, and all security for, any Collateral consisting of Accounts, Chattel Paper, Documents, General Intangibles, Instruments or Investment Property.

“Term Agent” shall have the meaning set forth in the recitals hereto and includes any New Term Agent to the extent set forth in Section 2.4(f).

“Term Borrower” and “Term Borrowers” shall have the meaning set forth in the introduction hereto.

“Term Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Term Documents” shall mean (a) the Term Credit Agreement and the other Loan Documents (as defined in the Term Credit Agreement) and (b) each of the other agreements, documents and instruments providing for or evidencing any Term Obligation (including any Permitted Refinancing of any Term Obligations), and any other document or instrument executed or delivered at any time in connection with any Term Obligation (including any Permitted Refinancing of any Term Obligation), together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing.

“Term Guarantor” and “Term Guarantors” shall have the meaning set forth in the introduction hereto.

“Term Lenders” shall have the meaning set forth in the recitals hereto.

“Term Obligations” shall mean all obligations (including guaranty obligations) of every nature of each Grantor, from time to time owed to the Term Secured Parties or any of them, under any Term Document (including any Term Document in respect of a Permitted Refinancing of any Term Obligations), whether for principal, premium, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Parent or any of its Subsidiaries, would have accrued on any Term Obligation (including any Permitted Refinancing of any Term Obligations), whether or not a claim is allowed against such Person for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise; provided that “Term Obligations” shall not include (i) loans in excess of the Maximum Term Obligations, (ii) default interest (but not any other interest) and loan fees, each arising from or related to an Event of Default, that are disallowed in any Insolvency or Liquidation Proceeding with respect to one or more of the Parent or any other Grantor, or (iii) any prepayment premium or any similar fee payable to the Term Agent and/or the Term Lenders pursuant to the Term Documents. The foregoing limitations shall not apply to, and the term “Term Obligations” shall include, (x) obligations consisting of interest and fees (in each case, as calculated with respect to the Term Obligations up to the Maximum Term Obligations, but excluding the default interest and fees described in clause (ii) above), (y) Enforcement Expenses and (z) Indemnity Amounts.

“Term Permitted Liens” shall mean the “Permitted Liens” under, and as defined in, the Term Credit Agreement as in effect on the date hereof and as amended in accordance with the terms of this Agreement.

“Term Priority Collateral” shall mean all interests of each Grantor in the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located, including (v) for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any provision of any other Bankruptcy Law), would constitute Term Priority Collateral, (w) all rights of each Grantor to receive moneys due and to become due under or pursuant to the following, (x) all rights of each Grantor to receive return of any premiums for or Proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation Proceeds with respect to the following, (y) all claims of each Grantor for damages arising out of or for breach of or default under any of the following, and (z) all rights of each Grantor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(i) all Chattel Paper (other than any Chattel Paper constituting ABL Priority Collateral);

(j) all Securities Accounts and all Money, cash, checks and other negotiable instruments, funds and other property held therein or credited thereto (in each case, other than identifiable proceeds of ABL Priority Collateral);

(k) all Instruments (other than Instruments constituting ABL Priority Collateral);

(l) all Letter of Credit Rights (other than Letter of Credit Rights constituting ABL Priority Collateral);

(m) all Pledged Debt, Securities, Securities Entitlements and Supporting Obligations (other than Pledged Debt, Securities, Securities Entitlements and Supporting Obligations constituting ABL Priority Collateral);

(n) all Commercial Tort Claims (other than Commercial Tort Claims constituting ABL Priority Collateral);

(o) all real property and any title insurance with respect to such real property;

(p) all Fixtures;

(q) all Equipment;

(r) all General Intangibles, including Material Contracts (in each case, other than the General Intangibles constituting ABL Priority Collateral), Intellectual Property, IP Licensing Proceeds;

(s) (i) all Capital Stock of any Subsidiaries of the Term Borrower;

(t) except to the extent constituting ABL Priority Collateral, all other Collateral;

(u) to the extent constituting, or relating to, any of the items referred to in the preceding clauses (a) through (l), all Documents, Accounts and Insurance; provided that, to the extent such Documents, Accounts and Insurance also relate to ABL Priority Collateral, only that portion thereof related to the items referred to in the preceding clauses (a) through (j) as being included in the Term Priority Collateral shall be included in the Term Priority Collateral;

(v) to the extent relating to any of the items referred to in the preceding clauses (a) through (m), all Supporting Obligations; provided that, to the extent any Supporting Obligations also relate to ABL Priority Collateral, only that portion thereof related to the items referred to in the preceding clauses (a) through (m) as being included in the Term Priority Collateral shall be included in the Term Priority Collateral;

(w) all books, Records, Receivables Records and Collateral Records relating to the foregoing (including all books, databases, customer lists, engineer drawings, Records, Receivables Records and Collateral Records, whether tangible or electronic, which contain any information relating to any of the foregoing); provided that, to the extent any of the foregoing also relates to ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (a) through (n) as being included in the Term Priority Collateral shall be included in the Term Priority Collateral;

(x) in each case relating to the foregoing, (i) all Cash Proceeds, (ii) non-Cash Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing and all collateral security, guarantees and other Collateral Support given by any Person with respect to any of the foregoing (including all Insurance Proceeds) and (iii) all collateral security, guarantees, and other Collateral Support given by any Person with respect to any of the foregoing.

“Term Secured Parties” shall mean the lenders and agents under the Term Credit Agreement and shall include all former lenders and agents under the Term Credit Agreement to the extent that any Term Obligations owing to such Persons were incurred while such Persons were lenders or agents under the Term Credit Agreement and such Term Obligations have not been paid or satisfied in full and all new Term Secured Parties to the extent set forth in Section 2.4(f).

“Term Security Document” shall mean (a) the Term Credit Agreement and any other Collateral Document (as defined in the Term Credit Agreement) executed and delivered by the Parent, the Term Borrowers or any other Grantor in connection therewith and (b) any other agreement, document or instrument pursuant to which a Lien is granted by one or more of the Parent, the Term Borrowers or any other Grantor securing any Term Obligations (including any Permitted Refinancing of any Term Obligation) or under which rights or remedies with respect to such Liens are governed, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing.

“Term Standstill Period” shall have the meaning set forth in Section 3.2(a)(i).

“Third Party Purchaser” shall have the meaning set forth in Section 4.3.

“Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether a Grantor is licensee or licensor thereunder).

“Trademarks” shall mean (a) all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing, (b) all extensions or renewals of any of the foregoing, (c) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (d) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (e) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and Proceeds of suit.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether a Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including: (a) any secretly held existing engineering or other data, information, production procedures and other know-how relating to the design manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business of any Grantor worldwide; (b) the right to sue for past, present and future misappropriation or other violation of any Trade Secret; and (c) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and Proceeds of suit.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“United States” shall mean the United States of America.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement, (d) all references herein to Exhibits or Sections shall be construed to refer to Exhibits or Sections of this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) terms defined in the UCC but not otherwise defined herein shall have the same meanings herein as are assigned thereto in the UCC, (g) reference to any law shall mean such law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, (h) references to Sections or clauses shall refer to those portions of this Agreement, and any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs, (i) any definition of, or reference to, ABL Priority Collateral or Term Priority Collateral herein shall not be construed as referring to any amounts recovered by a Grantor, as a debtor in possession, or a trustee for the estate of a Grantor, under Section 506(c) of the Bankruptcy Code (or by comparable Persons under any other Bankruptcy Law) and (j) in this Agreement, the term “UCC” shall also refer to analogous personal property security legislation in Canada and other foreign jurisdictions, mutatis mutandis, and, where the context so requires, any term defined herein by reference to the UCC shall also have any extended, alternative or analogous meaning given to such term in such foreign personal property security legislation, in all cases for the extension, preservation or betterment of the security and rights of the ABL Agent, the other ABL Secured Parties, the Term Agent and the other Term Secured Parties.

Section 2. Term Priority Collateral.

2.1 Lien Priorities.

(a) Relative Priorities. Notwithstanding (i) the time, manner, order or method of grant, creation, attachment, validity, enforceability or perfection of any Liens securing the ABL Obligations granted on the Term Priority Collateral or of any Liens securing the Term Obligations granted on the Term Priority Collateral, (ii) the date on which any ABL Obligations or Term Obligations are extended, (iii) any provision of the UCC or any other applicable law, including any rule for determining priority thereunder or under any other law or rule governing the relative priorities of secured creditors, including with respect to real property or fixtures, (iv) any provision set forth in any ABL Document or any Term Document (other than this Agreement), or (v) the possession or control by any Collateral Agent or any Secured Party or any bailee of all or any part of any Term Priority Collateral as of the date hereof or otherwise, the ABL Agent, on behalf of itself and the other ABL Secured Parties, hereby agrees that:

(i) any Lien on the Term Priority Collateral securing any Term Obligations now or hereafter held by or on behalf of the Term Agent or any other Term Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Term Priority Collateral securing any of the ABL Obligations (without giving effect to the proviso at the end of the definition of ABL Obligations); and

(ii) any Lien on the Term Priority Collateral securing any ABL Obligations (without giving effect to the proviso at the end of the definition of ABL Obligations) now or hereafter held by or on behalf of the ABL Agent or any other ABL Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Term Priority Collateral securing any Term Obligations;

in each case, to the extent that the Liens of the Term Agent in the Term Priority Collateral are valid, enforceable and perfected.

(b) Prohibition on Contesting Liens. Each of the ABL Agent, for itself and on behalf of each other ABL Secured Party, and the Term Agent, for itself and on behalf of each Term Secured Party, agrees that it shall not (and hereby waives any right to) contest, or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the priority, validity, perfection or enforceability of a Lien held by or on behalf of any of the Term Secured Parties in the Term Priority Collateral or by or on behalf of any of the ABL Secured Parties in the Term Priority Collateral, as the case may be, or (ii) the validity or enforceability of any ABL Security Document (or any ABL Obligations thereunder) or any Term Security Document (or any Term Obligations thereunder); provided that nothing in this Agreement shall be construed to prevent or impair the rights of either of the Collateral Agents or any Secured Party to enforce this Agreement, including the priority of the Liens on the Term Priority Collateral securing the Term Obligations and the ABL Obligations as provided in Sections 2.1(a) and 2.2(a).

(c) No New Liens. So long as the Discharge of Term Obligations has not occurred, the parties hereto agree that the Parent or any other Grantor shall not grant or permit any Liens in favor of the ABL Agent or any ABL Lender on any asset or property of any Grantor to secure any ABL Obligation, except for those created by the ABL Security Documents, unless it has granted or substantially contemporaneously grants a Lien therein in favor of the Term Agent, and once granted, such Lien shall become, pursuant to this Agreement, (i) a First Priority Lien on such asset or property to secure the Term Obligations if such asset or property constitutes Term Priority Collateral or (ii) a Second Priority Lien on such asset or property to secure the Term Obligations if such asset or property constitutes ABL Priority Collateral. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other rights and remedies available to the Term Agent and/or the other Term Secured Parties, the ABL Agent, on behalf of itself and the other ABL Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens on the Term Priority Collateral granted in contravention of this Section 2.1(c) shall be subject to Section 2.3.

(d) Effectiveness of Lien Priorities. The priorities of the Liens provided in Section 2.1(a) shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of the Term

Obligations, nor by any action or inaction which the Term Agent or the Term Lenders may take or fail to take in respect of the Term Priority Collateral, so long as the Liens of the Term Agent and the Term Lenders in the Term Priority Collateral are valid, perfected and enforceable.

2.2 Exercise of Remedies.

(a) So long as the Discharge of Term Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against one or more of the Parent or any other Grantor:

(i) neither the ABL Agent nor any of the other ABL Secured Parties (x) will exercise or seek to exercise any rights or remedies (including set-off) with respect to any Term Priority Collateral (including the exercise of any right under any lockbox agreement or account control agreement (but excluding any such lockbox or deposit account receiving proceeds of ABL Priority Collateral), landlord waiver or bailee’s letter or similar agreement or arrangement in respect of Term Priority Collateral to which the ABL Agent or any other ABL Secured Party is a party) or institute or commence or join with any Person (other than the Term Agent and the other Term Secured Parties) in commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution); provided, however, that the ABL Agent may exercise any or all such rights after the passage of a period of one hundred twenty (120) days from the date of delivery of a notice in writing to the Term Agent of the ABL Agent’s intention to exercise its right to take such actions (the “ABL Standstill Period”); provided, further, however, notwithstanding anything herein to the contrary, neither the ABL Agent nor any other ABL Secured Party will exercise any rights or remedies with respect to any Term Priority Collateral if, notwithstanding the expiration of the ABL Standstill Period, the Term Agent or the other Term Secured Parties shall have commenced the exercise of any of their rights or remedies with respect to all or any material portion of the Term Priority Collateral (prompt notice of such exercise to be given to the ABL Agent) and are pursuing in good faith the exercise thereof, (y) will contest, protest or object to any foreclosure proceeding or action brought by the Term Agent or any other Term Secured Party with respect to, or any other exercise by the Term Agent or any other Term Secured Party of any rights and remedies relating to, the Term Priority Collateral under the Term Documents or otherwise, and (z) subject to its rights under clause (i)(x) above, will object to the forbearance by the Term Agent or the other Term Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Term Priority Collateral, in each case of clauses (x), (y) and (z) above, so long as the respective interests of the ABL Secured Parties attach to the Proceeds thereof subject to the relative priorities described in Section 2.1; provided, however, that nothing in this Section 2.2(a) shall be construed to authorize the ABL Agent or any other ABL Secured Party to sell any Term Priority Collateral free of the Lien of the Term Agent or any other Term Secured Party; and

(ii) the Term Agent and the other Term Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the disposition of, or restrictions with respect to, the Term Priority Collateral without any consultation with or the consent of the ABL Agent or any other ABL Secured Party; provided, that:

(A) the ABL Agent may take any action (not adverse to the prior Liens on the Term Priority Collateral securing the Term Obligations, or the rights of the Term Agent or any other Term Secured Parties to exercise remedies in respect thereof) in order to preserve or protect its Lien on the Term Priority Collateral;

(B) the ABL Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the ABL Secured Parties, including any claims secured by the Term Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(C) the ABL Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement;

(D) the ABL Secured Parties shall be entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement; and

(E) the ABL Agent or any other ABL Secured Party may exercise any of its rights or remedies with respect to the Term Priority Collateral after the termination of the ABL Standstill Period to the extent permitted by clause (i)(x) above.

In exercising rights and remedies with respect to the Term Priority Collateral, the Term Agent and the other Term Secured Parties may enforce the provisions of the Term Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Term Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) The ABL Agent, on behalf of itself and the other ABL Secured Parties, agrees that it will not take or receive any Term Priority Collateral or any Proceeds of Term Priority Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any Term Priority Collateral unless and until the Discharge of Term Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x), or in the proviso in clause (ii), of Section 2.2(a) or in Section 4. Without limiting the generality of the foregoing, unless and until the Discharge of Term Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x), or in the proviso in clause (ii), of Section 2.2(a) or in Section 4, the sole right of the ABL Agent and the other ABL Secured Parties with respect to the Term

Priority Collateral is to hold a Lien on the Term Priority Collateral pursuant to the ABL Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of the Term Obligations has occurred in accordance with the terms hereof, the Term Documents and applicable law.

(c) Subject to the first proviso in clause (i)(x) of Section 2.2(a), the proviso in clause (ii) of Section 2.2(a), Section 2.4(a) and Section 4:

(i) the ABL Agent, for itself and on behalf of the other ABL Secured Parties, agrees that the ABL Agent and the other ABL Secured Parties will not take any action that would hinder any exercise of remedies under the Term Documents with respect to the Term Priority Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Term Priority Collateral, whether by foreclosure or otherwise, and

(ii) the ABL Agent, for itself and on behalf of the other ABL Secured Parties, hereby waives any and all rights it or the other ABL Secured Parties may have as a junior lien creditor with respect to the Term Priority Collateral or otherwise to object to the manner in which the Term Agent or the other Term Secured Parties seek to enforce or collect the Term Obligations or the Liens granted in any of the Term Priority Collateral, regardless of whether any action or failure to act by or on behalf of the Term Agent or the other Term Secured Parties is adverse to the interest of the ABL Secured Parties.

(d) The ABL Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any ABL Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Term Agent or the other Term Secured Parties with respect to the Term Priority Collateral as set forth in this Agreement and the Term Documents.

2.3 Payments Over. So long as the Discharge of Term Obligations has not occurred, any Term Priority Collateral, Cash Proceeds thereof or non-Cash Proceeds not constituting ABL Priority Collateral received by the ABL Agent or any other ABL Secured Parties in connection with the exercise of any right or remedy (including set-off) relating to the Term Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Term Agent for the benefit of the Term Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to the extent that the Liens of the Term Agent in the Term Priority Collateral are valid, enforceable and perfected. The Term Agent is hereby authorized to make any such endorsements as agent for the ABL Agent or any such other ABL Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

2.4 Other Agreements.

(a) Releases.

(i) If, in connection with:

(A) the exercise by the Term Agent of any rights or remedies in respect of all or a material portion of the Term Priority Collateral, including one or more sales, leases, exchanges, transfers or other dispositions of all or a material portion of the Term Priority Collateral, in each case, at such time as the proceeds of such sales, leases, exchanges or other dispositions are applied as a concurrent permanent reduction of the Term Obligations; or

(B) any sale, lease, exchange, transfer or other disposition of any Term Priority Collateral permitted under the terms of both the Term Documents and the ABL Documents,

the Term Agent, for itself or on behalf of any of the other Term Secured Parties, releases any of its Liens on any part of the Term Priority Collateral, then the Liens, if any, of the ABL Agent, for itself or for the benefit of the other ABL Secured Parties, on such Term Priority Collateral (but not the Proceeds thereof, which shall be subject to the priorities set forth in Sections 2.1(a) and 3.1(a) and the applications of Proceeds set forth in Sections 5.1 and 5.2) shall be automatically, unconditionally and simultaneously released and the ABL Agent, for itself or on behalf of any such other ABL Secured Parties, promptly shall execute and deliver to the Term Agent such termination statements, releases and other documents as the Term Agent may request to effectively confirm such release (which request shall specify the proposed terms of the sale and the type and amount of consideration to be received in connection therewith); provided, that, (1) no such release documents shall be required to be delivered (x) to any Grantor or (y) more than one Business Day prior to the date of the closing of the sale or other disposition of such Term Priority Collateral, (2) if the closing of the sale or other disposition of such Term Priority Collateral is not consummated within three (3) Business Days of the anticipated closing date, the Term Agent shall promptly return all release documents to the ABL Agent, and (3) the effectiveness of any such release by the ABL Agent shall be subject to the sale or other disposition of such Term Priority Collateral described in such request or on substantially similar terms and shall lapse in the event such sale or other disposition does not occur within three (3) Business Days of the anticipated closing date.

(ii) Until the Discharge of Term Obligations occurs, to the extent that the Term Secured Parties (A) have released any Lien on Term Priority Collateral and any such Lien is later reinstated or (B) obtain any new First Priority Liens on assets constituting Term Priority Collateral from Grantors, then the ABL Secured Parties shall be granted a Second Priority Lien on any such Term Priority Collateral.

(b) Insurance. Unless and until the Discharge of Term Obligations has occurred, the Term Agent and the other Term Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Term Documents, to adjust settlement for any insurance policy covering the Term Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the Term Priority Collateral.

(c) Amendments to ABL Documents.

(i) Without the prior written consent of the Term Agent, no ABL Document may be otherwise amended, supplemented or modified or entered into to the extent such amendment, supplement or modification, would: (A) contravene the provisions of this Agreement; (B) change (to later dates) any dates upon which payments of principal or interest are due thereon; (C) increase the “Applicable Margin” or similar component of the interest rate by more than 2.00% (excluding increases resulting from the accrual of interest at the default rate); (D) change the redemption, prepayment or defeasance provisions thereof or change the subordination provisions thereof (or of any guarantee thereof); (E) eliminate any category of, reduce, or change the methodology of the calculation of, any Reserves (other than the elimination of a Reserve concurrent with or after the elimination of the event that gave rise to the requirement of such Reserve) to the Borrowing Base if any such change, elimination or reduction will have the effect of making more credit available); or (F) confer any additional rights on the ABL Secured Parties that would be adverse to the Term Secured Parties.

(ii) The ABL Agent shall endeavor to give prompt notice of any amendment, waiver or consent of an ABL Document to the Term Agent after the effective date of such amendment, waiver or consent; provided, that the failure of the ABL Agent to give any such notice shall not affect the priority of the ABL Agent’s Liens as provided herein or the validity or effectiveness of any such notice as against the Grantors or any of their Subsidiaries.

(d) Rights As Unsecured Creditors. Except as otherwise set forth in Section 2.1, the ABL Agent and the other ABL Secured Parties may exercise rights and remedies as unsecured creditors against the Parent or any other Grantor that has guaranteed the ABL Obligations in accordance with the terms of the ABL Documents and applicable law. Except as otherwise set forth in Section 2.1, nothing in this Agreement shall prohibit the receipt by the ABL Agent or any other ABL Secured Parties of the required payments of interest, principal and other amounts in respect of the ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by the ABL Agent or any other ABL Secured Parties of rights or remedies as a secured creditor (including set-off) in respect of the Term Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them. Notwithstanding the foregoing, absent exigent circumstances, the ABL Secured Parties shall give the Term Agent not less than five Business Days written notice prior to the filing of an involuntary bankruptcy petition against any Grantor.

(e) Bailee for Perfection.

(i) The Term Agent agrees to hold that part of the Term Priority Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or any other applicable law (such Term Priority Collateral being the “Pledged Term Priority Collateral”) as collateral agent for the Term Secured Parties and as bailee for and, with respect to any collateral that cannot be perfected in such manner, as agent for, the ABL Agent (on behalf of the ABL Secured Parties) and any assignee thereof solely for the purpose of perfecting the security interest granted under the Term Documents and the ABL Documents, respectively, subject to the terms and conditions of this Section 2.4(e).

(ii) Subject to the terms of this Agreement, until the Discharge of Term Obligations has occurred, the Term Agent shall be entitled to deal with the Pledged Term Priority Collateral in accordance with the terms of the Term Documents as if the Liens of the ABL Agent under the ABL Security Documents did not exist. The rights of the ABL Agent shall at all times be subject to the terms of this Agreement and to the Term Agent’s rights under the Term Documents.

(iii) The Term Agent shall have no obligation whatsoever to the ABL Agent or any other ABL Secured Party to ensure that the Pledged Term Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.4(e). The duties or responsibilities of the Term Agent under this Section 2.4(e) shall be limited solely to holding the Pledged Term Priority Collateral as bailee or agent in accordance with this Section 2.4(e).

(iv) The Term Agent acting pursuant to this Section 2.4(e) shall not have by reason of the Term Security Documents, the ABL Security Documents, this Agreement or any other document a fiduciary relationship in respect of the ABL Agent or any other ABL Secured Party.

(v) Upon the Discharge of the Term Obligations under the Term Documents, the Term Agent shall deliver or cause to be delivered the remaining Pledged Term Priority Collateral (if any) in its possession or in the possession of its agents or bailees, together with any necessary endorsements, first, to the ABL Agent to the extent ABL Obligations remain outstanding, and second, to the applicable Grantor (in each case, so as to allow such Person to obtain control of such Pledged Term Priority Collateral) and will cooperate with the ABL Agent in assigning (without recourse to or warranty by the Term Agent or any other Term Secured Party or agent or bailee thereof) control over any other Pledged Term Priority Collateral under its control. The Term Agent further agrees to take all other action reasonably requested by such Person (at the sole cost and expense of Grantors or such Person) in connection with such Person obtaining a first priority interest in the Pledged Term Priority Collateral or as a court of competent jurisdiction may otherwise direct.

(vi) Notwithstanding anything to the contrary herein, if, for any reason, any ABL Obligations remain outstanding upon the Discharge of the Term Obligations, all rights of the Term Agent hereunder and under the Term Security Documents or the ABL Security Documents (A) with respect to the delivery and control of any part of the Term Priority Collateral, and (B) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such Term Priority Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of either of the ABL Agent or the Term Agent, pass to the ABL Agent, who shall thereafter hold such rights for the benefit of the ABL Secured Parties. Each of the Term Agent and the Grantors agrees that it will, if any ABL Obligations remain outstanding upon the Discharge of the Term Obligations, take any other action required by any law or reasonably requested by the ABL Agent in connection with the ABL Agent’s establishment and perfection of a First Priority security interest in the Term Priority Collateral, at the expense of the Grantors or if not paid by the Grantors, the ABL Agent, and subject in all cases to any ABL Permitted Liens and to Section 2.4(f).

(vii) Notwithstanding anything to the contrary contained herein, if for any reason, prior to the Discharge of the ABL Obligations, the Term Agent acquires possession of any Pledged ABL Priority Collateral, the Term Agent shall hold the same as bailee and/or agent to the same extent as is provided in the preceding clause (i) with respect to Pledged Term Priority Collateral, provided that as soon as is practicable the Term Agent shall deliver or cause to be delivered such Pledged ABL Priority Collateral to the ABL Agent in a manner otherwise consistent with the requirements of preceding clause (v).

(f) When Discharge of Term Obligations Deemed to Not Have Occurred. Notwithstanding anything to the contrary herein, if concurrently with the Discharge of Term Obligations, the Parent or any other Grantor enters into any Permitted Refinancing of any Term Obligations, then such Discharge of Term Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, and the obligations under the Permitted Refinancing shall automatically be treated as Term Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, the term “Term Credit Agreement” shall be deemed appropriately modified to refer to such Permitted Refinancing and the Term Agent under such Term Documents shall be a Term Agent for all purposes hereof and the new secured parties under such Term Documents shall automatically be treated as Term Secured Parties for all purposes of this Agreement. Upon receipt of a notice stating that the Parent and/or any other Grantor is entering into a new Term Document in respect of a Permitted Refinancing of Term Obligations (which notice shall include the identity of the new collateral agent, such agent, the “New Term Agent”), and delivery by the New Term Agent of an Intercreditor Agreement Joinder, the ABL Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Parent or any other Grantor or such New Term Agent shall reasonably request in order to provide to the New Term Agent the rights contemplated hereby, in each case consistent in all respects with the terms of this Agreement. The New Term Agent shall agree to be bound by the terms of this Agreement. If the new Term Obligations under the new Term Documents are secured by assets of the Grantors of the type constituting Term Priority Collateral that do not also secure the ABL Obligations, then the ABL Obligations shall be secured at such time by a Second Priority Lien on such assets to the same extent provided in the ABL Security Documents with respect to the other Term Priority Collateral. If the new Term Obligations under the new Term Documents are secured by assets of the Grantors of the type constituting ABL Priority Collateral that do not also secure the ABL Obligations, then the ABL Obligations shall be secured at such time by a First Priority Lien on such assets to the same extent provided in the ABL Security Documents with respect to the other ABL Priority Collateral.

2.5 Insolvency or Liquidation Proceedings.

(a) Finance and Sale Issues. Until the Discharge of Term Obligations has occurred, if the Parent or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Term Agent shall desire to (i) permit or otherwise consent to the use of cash collateral constituting Term Priority Collateral on which the Term Agent or any other creditor has a Lien under Section 363 or any similar Bankruptcy Law (the “Term Cash Collateral”) or (ii) provide or consent to any Term Lender providing the Parent or any other Grantor financing under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (such financing under this clause (ii) and as used in Section 3.5(a)(ii), a “DIP Financing”; as used solely in this clause (ii), “Term DIP Financing”), then the ABL Agent, on behalf of itself and the other ABL Secured Parties, agrees that it will raise no objection to such use of cash collateral constituting Term Priority Collateral or to the fact that such DIP Financing may be granted Liens on the Term Priority Collateral and will not request adequate protection or any other relief with respect to the Term Priority Collateral (except as expressly agreed by the Term Agent or to the extent permitted by Section 2.5(c)) and, to the extent the Liens on the Term Priority Collateral securing the Term Obligations are subordinated or pari passu with the Liens on the Term Priority Collateral securing such DIP Financing, the ABL Agent will subordinate its Liens in the Term Priority Collateral to the Liens securing such DIP Financing (and all obligations relating thereto), in each case, so long as (A) the interest rate, fees, advance rates, lending sublimits and limits and other terms are commercially reasonable under the circumstances, (B) the ABL Agent retains a Lien on the Collateral (including Proceeds thereof arising after the commencement of such Insolvency or Liquidation Proceeding) with the same priority as existed prior to the commencement of such Insolvency or Liquidation Proceeding, subordinated to the Liens securing such DIP Financing, (C) the ABL Agent receives a replacement Lien on post-petition assets to the same extent granted to the Term Secured Parties providing the DIP Financing, which Lien will be subordinated to the Liens securing the Term Obligations and such Term DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on Term Priority Collateral securing the ABL Obligations are so subordinated to the Term Obligations under this Agreement, (D) the aggregate principal amount of loans outstanding under such Term DIP Financing, together with the aggregate principal amount of loans outstanding under the Term Documents, does not exceed the Maximum Term Obligations, and (E) such DIP Financing is subject to the terms of this Intercreditor Agreement. If Term Agent or any one or more of the Term Lenders offer to provide, and are prepared to provide, DIP Financing that meets the requirements set forth in clauses (A) through (E) above, ABL Secured Parties shall not provide or offer to provide any DIP Financing secured by a Lien on the Term Priority Collateral senior or pari passu with the Liens on the Term Priority Collateral securing the Term Obligations, without the prior written consent of Term Agent. If the Term Agent has consented to the sale or other disposition of Term Priority Collateral free and clear of its Lien, then the ABL Agent, on behalf of the ABL Secured Parties, agrees that it will not raise any objection or oppose a sale or other disposition of any Term Priority Collateral free and clear of its Liens (subject to attachment of Proceeds with respect to the Second Priority Lien on the Term Priority Collateral in favor of the ABL Agent in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code, and will consent to such sale or other disposition, except for any objection or opposition that could be asserted by any ABL Secured Party as an unsecured creditor in any such Insolvency or Liquidation Proceeding, if the Term Secured Parties have consented to such sale or disposition of such assets.

(b) Relief from the Automatic Stay. Until the Discharge of Term Obligations has occurred, the ABL Agent, on behalf of itself and the other ABL Secured Parties, agrees that (i) none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Term Priority Collateral, (A) without the prior written consent of the Term Agent or (B) unless and to the extent the Term Agent has obtained relief from such stay in respect of the Term Priority Collateral and (ii) none of them shall oppose any relief from the automatic stay or other stay in any Insolvency or Liquidation Proceeding sought by Term Agent in respect of the Term Priority Collateral.

(c) Adequate Protection. The ABL Agent, on behalf of itself and the other ABL Secured Parties, agrees that none of them shall contest (or support any other Person contesting) (i) any request by the Term Agent or the other Term Secured Parties for adequate protection with respect to any Term Priority Collateral or (ii) any objection by the Term Agent or the other Term Secured Parties to any motion, relief, action or proceeding based on the Term Agent or the other Term Secured Parties claiming a lack of adequate protection with respect to the Term Priority Collateral. Notwithstanding the foregoing provisions in this Section 2.5(c), in any Insolvency or Liquidation Proceeding, (A) if the Term Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing, then the ABL Agent, on behalf of itself or any of the other ABL Secured Parties, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien will be subordinated to the Liens securing the Term Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on Term Priority Collateral securing the ABL Obligations are so subordinated to the Term Obligations under this Agreement, and (B) in the event the ABL Agent, on behalf of itself and the other ABL Secured Parties, seeks or requests adequate protection in respect of Term Priority Collateral securing ABL Obligations and such adequate protection is granted in the form of additional or replacement collateral, then the ABL Agent, on behalf of itself or any of the other ABL Secured Parties, agrees that the Term Agent shall also be granted a senior Lien on such additional or replacement collateral as security for the Term Obligations and for any such DIP Financing provided by the Term Secured Parties and that any Lien on such additional collateral securing the ABL Obligations shall be subordinated to the Liens on such collateral securing the Term Obligations and any such DIP Financing provided by the Term Secured Parties (and all obligations relating thereto) and to any other Liens granted to the Term Secured Parties as adequate protection on the same basis as the other Liens on Term Priority Collateral securing the ABL Obligations are so subordinated to the Term Obligations under this Agreement. ABL Agent (a) may seek, without objection from Term Secured Parties, adequate protection with respect to the ABL Secured Parties’ rights in the Term Priority Collateral in the form of periodic cash payments in an amount not exceeding interest at the non-default contract rate, together with payment of reasonable out-of-pocket expenses, and (b) except as otherwise expressly provided herein, without the consent of Term Agent, shall not seek any other adequate protection with respect to their rights in the Term Priority Collateral.

(d) No Waiver. Subject to the proviso in clause (ii) of Section 2.2(a), nothing contained herein shall prohibit or in any way limit the Term Agent or any other Term Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the ABL Agent or any of the other ABL Secured Parties in respect of the Term Priority Collateral, including the seeking by the ABL Agent or any other ABL Secured Parties of adequate protection in respect thereof or the asserting by the ABL Agent or any other ABL Secured Parties of any of its rights and remedies under the ABL Documents or otherwise in respect thereof.

(e) Post-Petition Interest. Neither the ABL Agent nor any other ABL Secured Party shall oppose or seek to challenge any claim by the Term Agent or any other Term Secured Party for allowance in any Insolvency or Liquidation Proceeding of Term Obligations consisting of post-petition interest, premiums, fees or expenses.

(f) Waiver. ABL Agent, for itself and on behalf of ABL Secured Parties, shall not object to, oppose, support any objection, or take any other action to impede, the rights of any Term Secured Party or Term Agent to make an election under Section 1111(b)(2) of the Bankruptcy Code (or similar Bankruptcy Law). The ABL Agent, for itself and on behalf of the other ABL Secured Parties, waives any claim it may hereafter have against any Term Secured Party arising out of the election of any Term Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code (or similar Bankruptcy Law).

(g) No Waiver. Except as otherwise expressly provided in this Agreement, nothing contained herein shall prohibit or in any way limit Term Agent or any Term Secured Party from objecting in any Insolvency or Liquidation Proceeding involving a Grantor to any action taken by ABL Agent or any ABL Secured Party.

(h) Plan of Reorganization. If, in any Insolvency or Liquidation Proceeding involving a Grantor, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of Term Obligations and on account of ABL Obligations, then, to the extent the debt obligations distributed on account of the Term Obligations and on account of the ABL Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(i) Enforceability and Continuing Priority. This Agreement shall be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding and all converted or succeeding cases in respect thereof. The relative rights of Secured Parties in or to any distributions from or in respect of any Collateral or proceeds of Collateral, shall continue after the commencement of any Insolvency or Liquidation Proceeding. Accordingly, the provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code (or similar Bankruptcy Law).

2.6 Reliance; Waivers; Etc.

(a) Reliance. Other than any reliance on the terms of this Agreement, the ABL Agent, on behalf of itself and the other ABL Secured Parties, acknowledges that it and such other ABL Secured Parties have, independently and without reliance on the Term Agent or any other Term Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such ABL Documents and be bound by the terms of this Agreement and they will continue to make their own credit decisions in taking or not taking any action under the ABL Credit Agreement or this Agreement.

(b) No Warranties or Liability. The ABL Agent, on behalf of itself and the other ABL Secured Parties, acknowledges and agrees that the Term Agent and the other Term Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Term Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Term Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective Term Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Term Agent and the other Term Secured Parties shall have no duty to the ABL Agent or any of the other ABL Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Parent or any other Grantor (including the Term Documents and the ABL Documents), regardless of any knowledge thereof which they may have or be charged with.

(c) No Waiver of Lien Priorities.

(i) No right of the Term Agent, the other Term Secured Parties, or any of them to enforce any provision of this Agreement or any Term Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Parent or any other Grantor or by any act or failure to act by the Term Agent or any other Term Secured Party, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Term Documents or any of the ABL Documents, regardless of any knowledge thereof which the Term Agent or the other Term Secured Parties, or any of them, may have or be otherwise charged with.

(ii) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Parent and the other Grantors under the Term Documents and subject to the other provisions of this Agreement), the Term Agent, the other Term Secured Parties, and any of them, may, at any time and from time to time in accordance with the Term Documents and/or applicable law, without the consent of, or notice to, the ABL Agent or any other ABL Secured Party, without incurring any liabilities to the ABL Agent or any other ABL Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the ABL Agent or any other ABL Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(A) sell, exchange, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof and applicable law) and in any order any part of the Term Priority Collateral or any liability of the Parent or any other Grantor to the Term Agent or the other Term Secured Parties, or any liability incurred directly or indirectly in respect thereof;

(B) settle or compromise any Term Obligation or any other liability of the Parent or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof; and

(C) exercise or delay in or refrain from exercising any right or remedy against the Parent or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Parent, any other Grantor or any Term Priority Collateral and any security and any guarantor or any liability of the Parent or any other Grantor to the Term Secured Parties or any liability incurred directly or indirectly in respect thereof.

(iii) The ABL Agent, on behalf of itself and the other ABL Secured Parties, also agrees that the Term Agent and the other Term Secured Parties shall have no liability to the ABL Agent or any other ABL Secured Party, and the ABL Agent, on behalf of itself and the other ABL Secured Parties, hereby waives any claim against the Term Agent and any other Term Secured Party, arising out of any and all actions which the Term Agent or the other Term Secured Parties may take or permit or omit to take with respect to:

(A) the Term Documents (other than this Agreement);

(B) the collection of the Term Obligations; or

(C) the foreclosure upon, or sale, liquidation or other disposition of, any Term Priority Collateral in accordance with this Agreement and applicable law.

The ABL Agent, on behalf of itself and the other ABL Secured Parties, agrees that the Term Agent and the other Term Secured Parties have no duty to the ABL Agent or the other ABL Secured Parties in respect of the maintenance or preservation of the Term Priority Collateral, the Term Obligations or otherwise, except as otherwise provided in this Agreement.

(iv) The ABL Agent, on behalf of itself and the other ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

(d) Obligations Unconditional. All rights, interests, agreements and obligations of the Term Agent and the other Term Secured Parties and the ABL Agent and the other ABL Secured Parties, respectively, under this Agreement shall remain in full force and effect irrespective of:

(i) except as otherwise provided in this Agreement, any lack of validity or enforceability of any Term Document or any ABL Document;

(ii) except as otherwise provided in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Term Obligations or ABL Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of the terms of any Term Document or any ABL Document;

(iii) any exchange of any security interest in any Term Priority Collateral or any amendment, waiver or other modification permitted hereunder, whether in writing or by course of conduct or otherwise, of all or any of the Term Obligations or ABL Obligations; or

(iv) the commencement of any Insolvency or Liquidation Proceeding in respect of one or more of the Parent or any other Grantor.

Section 3. ABL Priority Collateral.

3.1 Lien Priorities.

(a) Relative Priorities. Notwithstanding (i) the time, manner, order or method of grant, creation, attachment, validity, enforceability or perfection of any Liens securing the Term Obligations granted on the ABL Priority Collateral or of any Liens securing the ABL Obligations granted on the ABL Priority Collateral, (ii) the date on which any ABL Obligations or Term Obligations are extended, (iii) any provision of the UCC or any other applicable law, including any rule for determining priority thereunder or under any other law or rule governing the relative priorities of secured creditors, including with respect to real property or fixtures, (iv) any provision set forth in any ABL Document or any Term Document (other than this Agreement), or (v) the possession or control by any Collateral Agent or any Secured Party or any bailee of all or any part of any ABL Priority Collateral as of the date hereof or otherwise, the Term Agent, on behalf of itself and the other Term Secured Parties, hereby agrees that:

(i) any Lien on the ABL Priority Collateral securing any ABL Obligations now or hereafter held by or on behalf of the ABL Agent or any other ABL Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the ABL Priority Collateral securing any of the Term Obligations (without giving effect to the proviso at the end of the definition of Term Obligations); and

(ii) any Lien on the ABL Priority Collateral securing any Term Obligations (without giving effect to the proviso at the end of the definition of Term Obligations) now or hereafter held by or on behalf of the Term Agent or any other Term Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any ABL Obligations;

in each case, to the extent that the Liens of the ABL Agent in the ABL Priority Collateral are valid, enforceable and perfected.

(b) Prohibition on Contesting Liens. Each of the Term Agent, for itself and on behalf of each other Term Secured Party, and the ABL Agent, for itself and on behalf of each other ABL Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the priority, validity, perfection or enforceability of a Lien held by or on behalf of any of the ABL Secured Parties in the ABL Priority Collateral or by or on behalf of any of the Term Secured Parties in the ABL Priority Collateral, as the case may be, or (ii) the validity or enforceability of any Term Security Document (or any Term Obligations thereunder) or any ABL Security Document (or any ABL Obligations thereunder); provided that nothing in this Agreement shall be construed to prevent or impair the rights of either of the Collateral Agents or any Secured Party to enforce this Agreement, including the priority of the Liens on the ABL Priority Collateral securing the ABL Obligations and the Term Obligations as provided in Sections 3.1(a) and 3.2(a).

(c) No New Liens. So long as the Discharge of ABL Obligations has not occurred, the parties hereto agree that the Parent or any other Grantor shall not grant or permit any Liens in favor of the Term Agent or any Term Lender on any asset or property of any Grantor to secure any Term Obligation, except for those created by the Term Security Documents, unless it has granted or substantially contemporaneously grants a Lien therein in favor of the ABL Agent, and once granted, such Lien shall become, pursuant to this Agreement, (i) a First Priority Lien on such asset or property to secure the ABL Obligations if such asset or property constitutes ABL Priority Collateral or (ii) a Second Priority Lien on such asset or property to secure the ABL Obligations if such asset or property constitutes Term Priority Collateral. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other rights and remedies available to the ABL Agent and/or the other ABL Secured Parties, the Term Agent, on behalf of itself and the other Term Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens on the ABL Priority Collateral granted in contravention of this Section 3.1(c) shall be subject to Section 3.3.

(d) Effectiveness of Lien Priorities. The priorities of the Liens provided in Section 3.1(a) shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of the ABL Obligations, nor by any action or inaction which the ABL Agent or the ABL Lenders may take or fail to take in respect of the ABL Priority Collateral, so long as the Liens of the ABL Agent and the ABL Lenders in the ABL Priority Collateral are valid, perfected and enforceable.

3.2 Exercise of Remedies.

(a) So long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against one or more of the Parent or any other Grantor:

(i) neither the Term Agent nor any of the other Term Secured Parties (x) will exercise or seek to exercise any rights or remedies (including set-off) with respect to any ABL Priority Collateral (including the exercise of any right under any lockbox agreement or account control agreement (but excluding such lockbox or deposit account that does not receive proceeds of ABL Priority Collateral), landlord waiver or bailee’s letter or similar agreement or arrangement in respect of ABL Priority Collateral to which the Term Agent or any other Term Secured Party is a party) or institute or commence or join with any Person (other than the ABL Agent and the other ABL Secured Parties) in commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution); provided, however, that the Term Agent may exercise any or all such rights after the passage of a period of one hundred twenty (120) days from the date of delivery of a notice in writing to the ABL Agent of the Term Agent’s intention to exercise its right to take such actions (the “Term Standstill Period”); provided, further, however, notwithstanding anything herein to the contrary, neither the Term Agent nor any other Term Secured Party will exercise any rights or remedies with respect to any ABL Priority Collateral if, notwithstanding the expiration of the Term Standstill Period, the ABL Agent or the other ABL Secured Parties shall have commenced the exercise of any of their rights or remedies with respect to all or any material portion of the ABL Priority Collateral (prompt notice of such exercise to be given to the Term Agent) and are pursuing in good faith the exercise thereof, (y) will contest, protest or object to any foreclosure proceeding or action brought by the ABL Agent or any other ABL Secured Party with respect to, or any other exercise by the ABL Agent or any other ABL Secured Party of any rights and remedies relating to, the ABL Priority Collateral under the ABL Documents or otherwise, and (z) subject to its rights under clause (i)(x) above, will object to the forbearance by the ABL Agent or the other ABL Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the ABL Priority Collateral, in each case of clauses (x), (y) and (z) above, so long as the respective interests of the Term Secured Parties attach to the Proceeds thereof subject to the relative priorities described in Section 3.1; provided, however, that nothing in this Section 3.2(a) shall be construed to authorize the Term Agent or any other Term Secured Party to sell any ABL Priority Collateral free of the Lien of the ABL Agent or any other ABL Secured Party; and

(ii) the ABL Agent and the other ABL Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the disposition of, or restrictions with respect to, the ABL Priority Collateral without any consultation with or the consent of the Term Agent or any other Term Secured Party; provided, that:

(A) the Term Agent may take any action (not adverse to the prior Liens on the ABL Priority Collateral securing the ABL Obligations, or the rights of the ABL Agent or any other ABL Secured Parties to exercise remedies in respect thereof) in order to preserve or protect its Lien on the ABL Priority Collateral;

(B) the Term Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Term Secured Parties, including any claims secured by the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(C) the Term Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement;

(D) the Term Secured Parties shall be entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the ABL Priority Collateral; and

(E) the Term Agent or any other Term Secured Party may exercise any of its rights or remedies with respect to the ABL Priority Collateral after the termination of the Term Standstill Period to the extent permitted by clause (i)(x) above.

In exercising rights and remedies with respect to the ABL Priority Collateral, the ABL Agent and the other ABL Secured Parties may enforce the provisions of the ABL Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) The Term Agent, on behalf of itself and the other Term Secured Parties, agrees that it will not take or receive any ABL Priority Collateral or any Proceeds of ABL Priority Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any ABL Priority Collateral unless and until the Discharge of ABL Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x), or in the proviso in clause (ii), of Section 3.2(a). Without limiting the generality of the foregoing, unless and until the Discharge of ABL Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x), or in the proviso in clause (ii), of Section 3.2(a), the sole right of the Term Agent and the other Term Secured Parties with respect to the ABL Priority Collateral is to hold a Lien on the ABL Priority Collateral pursuant to the Term Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of the ABL Obligations has occurred in accordance with the terms hereof, the ABL Documents and applicable law.

(c) Subject to the first proviso in clause (i)(x) of Section 3.2(a), the proviso in clause (ii) of Section 3.2(a) and Section 3.4(a):

(i) the Term Agent, for itself and on behalf of the other Term Secured Parties, agrees that the Term Agent and the other Term Secured Parties will not take any action that would hinder any exercise of remedies under the ABL Documents with respect to the ABL Priority Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the ABL Priority Collateral, whether by foreclosure or otherwise, and

(ii) the Term Agent, for itself and on behalf of the other Term Secured Parties, hereby waives any and all rights it or the other Term Secured Parties may have as a junior lien creditor with respect to the ABL Priority Collateral or otherwise to object to the manner in which the ABL Agent or the other ABL Secured Parties seek to enforce or collect the ABL Obligations or the Liens granted in any of the ABL Priority Collateral, regardless of whether any action or failure to act by or on behalf of the ABL Agent or the other ABL Secured Parties is adverse to the interest of the Term Secured Parties.

(d) The Term Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Term Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the ABL Agent or the other ABL Secured Parties with respect to the ABL Priority Collateral as set forth in this Agreement and the ABL Documents.

3.3 Payments Over. So long as the Discharge of ABL Obligations has not occurred, any ABL Priority Collateral, Cash Proceeds thereof or non-Cash Proceeds not constituting Term Priority Collateral received by the Term Agent or any other Term Secured Parties in connection with the exercise of any right or remedy (including set-off) relating to the ABL Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the ABL Agent for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to the extent that the Liens of the ABL Agent in the ABL Priority Collateral are valid, enforceable and perfected. The ABL Agent is hereby authorized to make any such endorsements as agent for the Term Agent or any such other Term Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

3.4 Other Agreements.

(a) Releases.

(i) If, in connection with:

(A) the exercise by the ABL Agent of any rights or remedies in respect of all or a material portion of the ABL Priority Collateral, including one or more sales, leases, exchanges, transfers or other dispositions of all or a material portion of the ABL Priority Collateral, in each case, at such time as the proceeds of such sales, leases, exchanges, transfers or other dispositions are applied as a repayment of the ABL Obligations, together with the concurrent permanent reduction of the revolving loan commitment thereunder in an amount equal to the aggregate amount of such payment; or

(B) any sale, lease, exchange, transfer or other disposition of any ABL Priority Collateral permitted under the terms of both the ABL Documents and the Term Documents.

the ABL Agent, for itself or on behalf of any of the other ABL Secured Parties, releases any of its Liens on any part of the ABL Priority Collateral, then the Liens, if any, of the Term Agent, for itself or for the benefit of the other Term Secured Parties, on such ABL

Priority Collateral (but not the Proceeds thereof, which shall be subject to the priorities set forth in Sections 2.1(a) and 3.1(a) and the applications of Proceeds set forth in Sections 5.1 and 5.2) shall be automatically, unconditionally and simultaneously released and the Term Agent, for itself or on behalf of any such other Term Secured Parties, promptly shall execute and deliver to the ABL Agent such termination statements, releases and other documents as the ABL Agent may request to effectively confirm such release (which request shall specify the proposed terms of the sale and the type and amount of consideration to be received in connection therewith); provided, that, (1) no such release documents shall be required to be delivered (x) to any Grantor or (y) more than one Business Day prior to the date of the closing of the sale or other disposition of such ABL Priority Collateral, (2) if the closing of the sale or other disposition of such ABL Priority Collateral is not consummated within three (3) Business Days of the anticipated closing date, the ABL Agent shall promptly return all release documents to the Term Agent, and (3) the effectiveness of any such release by the Term Agent shall be subject to the sale or other disposition of such ABL Priority Collateral described in such request or on substantially similar terms and shall lapse in the event such sale or other disposition does not occur within three (3) Business Days of the anticipated closing date.

(ii) Until the Discharge of ABL Obligations occurs, to the extent that the ABL Secured Parties (A) have released any Lien on ABL Priority Collateral and any such Lien is later reinstated or (B) obtain any new First Priority Liens on assets constituting ABL Priority Collateral from Grantors, then the Term Secured Parties shall be granted a Second Priority Lien on any such ABL Priority Collateral.

(b) Insurance. Unless and until the Discharge of ABL Obligations has occurred, the ABL Agent and the other ABL Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the ABL Documents, to adjust settlement for any insurance policy covering the ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the ABL Priority Collateral.

(c) Amendments to Term Documents.

(i) Without the prior written consent of the ABL Agent, no Term Document may be otherwise amended, supplemented or modified or entered into to the extent such amendment, supplement or modification, would (A) contravene the provisions of this Agreement; (B) increase the “Applicable Margin” or similar component of the interest rate by more than 4.00%; provided that 2.00% of such increase is paid-in-kind interest (excluding increases resulting from the accrual of interest at the default rate); (C) change (to earlier dates) any dates upon which payments of principal or interest are due thereon; (D) change the redemption, prepayment or defeasance provisions thereof or change the subordination provisions thereof (or of any guarantee thereof); or (E) confer any additional rights on the Term Secured Parties that would be adverse to the ABL Secured Parties.

(ii) The Term Agent shall endeavor to give prompt notice of any such amendment, waiver or consent of a Term Document to the ABL Agent after the effective date of such amendment, waiver or consent; provided, that the failure of the Term Agent to give any such notice shall not affect the priority of the Term Agent’s Liens as provided herein or the validity or effectiveness of any such notice as against the Parent or any of its Subsidiaries.

(d) Rights As Unsecured Creditors. Except as otherwise set forth in Section 3.1, the Term Agent and the other Term Secured Parties may exercise rights and remedies as unsecured creditors against the Parent or any other Grantor that has guaranteed the Term Obligations in accordance with the terms of the Term Documents and applicable law. Except as otherwise set forth in Section 3.1, nothing in this Agreement shall prohibit the receipt by the Term Agent or any other Term Secured Parties of the required payments of interest, principal and other amounts in respect of the Term Obligations so long as such receipt is not the direct or indirect result of the exercise by the Term Agent or any other Term Secured Parties of rights or remedies as a secured creditor (including set-off) in respect of the ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them. Notwithstanding the foregoing, absent exigent circumstances, the Term Secured Parties shall give the ABL Agent not less than five Business Days written notice prior to the filing of an involuntary bankruptcy petition against any Grantor.

(e) Bailee for Perfection.

(i) The ABL Agent agrees to hold that part of the ABL Priority Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or any other applicable law (such ABL Priority Collateral being the “Pledged ABL Priority Collateral”) as collateral agent for the ABL Secured Parties and as bailee for and, with respect to any collateral that cannot be perfected in such manner, as agent for, the Term Agent (on behalf of the Term Secured Parties) and any assignee thereof solely for the purpose of perfecting the security interest granted under the ABL Credit Documents and the Term Documents, respectively, subject to the terms and conditions of this Section 3.4(e).

(ii) Subject to the terms of this Agreement, until the Discharge of ABL Obligations has occurred, the ABL Agent shall be entitled to deal with the Pledged ABL Priority Collateral in accordance with the terms of the ABL Documents as if the Liens of the Term Agent under the Term Security Documents did not exist. The rights of the Term Agent shall at all times be subject to the terms of this Agreement and to the ABL Agent’s rights under the ABL Documents.

(iii) The ABL Agent shall have no obligation whatsoever to the Term Agent or any other Term Secured Party to ensure that the Pledged ABL Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 3.4(e). The duties or responsibilities of the ABL Agent under this Section 3.4(e) shall be limited solely to holding the Pledged ABL Priority Collateral as bailee or agent in accordance with this Section 3.4(e).

(iv) The ABL Agent acting pursuant to this Section 3.4(e) shall not have by reason of the ABL Security Documents, the Term Security Documents, this Agreement or any other document a fiduciary relationship in respect of the Term Agent or any other Term Secured Party.

(v) Upon the Discharge of the ABL Obligations under the ABL Documents, the ABL Agent shall deliver or cause to be delivered the remaining Pledged ABL Priority Collateral (if any) in its possession or in the possession of its agents or bailees, together with any necessary endorsements, first, to the Term Agent to the extent Term Obligations remain outstanding, and second, to the applicable Grantor (in each case, so as to allow such Person to obtain control of such Pledged ABL Priority Collateral) and will cooperate with the Term Agent in assigning (without recourse to or warranty by the ABL Agent or any other ABL Secured Party or agent or bailee thereof) control over any other Pledged ABL Priority Collateral under its control. The ABL Agent further agrees to take all other action reasonably requested by such Person (at the sole cost and expense of Grantors or such Person) in connection with such Person obtaining a first priority interest in the Pledged ABL Priority Collateral or as a court of competent jurisdiction may otherwise direct.

(vi) Notwithstanding anything to the contrary herein, if, for any reason, any Term Obligations remain outstanding upon the Discharge of the ABL Obligations, all rights of the ABL Agent hereunder and under the Term Security Documents or the ABL Security Documents (A) with respect to the delivery and control of any part of the ABL Priority Collateral, and (B) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such ABL Priority Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of either of the Term Agent or the ABL Agent, pass to the Term Agent, who shall thereafter hold such rights for the benefit of the Term Secured Parties. Each of the ABL Agent and the Grantors agrees that it will, if any Term Obligations remain outstanding upon the Discharge of the ABL Obligations, take any other action required by any law or reasonably requested by the Term Agent in connection with the Term Agent’s establishment and perfection of a First Priority security interest in the ABL Priority Collateral, at the expense of the Grantors, or, if not paid by the Grantors, the Term Agent, subject in all cases to any Term Permitted Liens and to Section 3.4(f).

(vii) Notwithstanding anything to the contrary contained herein, if for any reason, prior to the Discharge of the Term Obligations, the ABL Agent acquires possession of any Pledged Term Priority Collateral, the ABL Agent shall hold the same as bailee and/or agent to the same extent as is provided in the preceding clause (i) with respect to Pledged ABL Priority Collateral, provided that as soon as is practicable the ABL Agent shall deliver or cause to be delivered such Pledged Term Priority Collateral to the Term Agent in a manner otherwise consistent with the requirements of the preceding clause (v).

(f) When Discharge of ABL Obligations Deemed to Not Have Occurred. Notwithstanding anything to the contrary herein, if concurrently with the Discharge of ABL Obligations the Parent or any other Grantor enters into any Permitted Refinancing of any ABL

Obligations, then such Discharge of ABL Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, and the obligations under the Permitted Refinancing shall automatically be treated as ABL Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, the term “ABL Credit Agreement” shall be deemed appropriately modified to refer to such Permitted Refinancing and the ABL Agent under such ABL Documents shall be a ABL Agent for all purposes hereof and the new secured parties under such ABL Documents shall automatically be treated as ABL Secured Parties for all purposes of this Agreement. Upon receipt of a notice stating that the Parent, any Borrower and/or any other Grantor is entering into a new ABL Document in respect of a Permitted Refinancing of ABL Obligations (which notice shall include the identity of the new collateral agent, such agent, the “New ABL Agent”), and delivery by the New ABL Agent of an Intercreditor Agreement Joinder, the Term Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Parent or any other Grantor or such New ABL Agent shall reasonably request in order to provide to the New ABL Agent the rights contemplated hereby, in each case consistent in all respects with the terms of this Agreement. The New ABL Agent shall agree to be bound by the terms of this Agreement. If the new ABL Obligations under the new ABL Documents are secured by assets of the Grantors of the type constituting ABL Priority Collateral that do not also secure the Term Obligations, then the Term Obligations shall be secured at such time by a Second Priority Lien on such assets to the same extent provided in the Term Security Documents with respect to the other ABL Priority Collateral If the new ABL Obligations under the new ABL Documents are secured by assets of the Grantors of the type constituting Term Priority Collateral that do not also secure the Term Obligations, then the Term Obligations shall be secured at such time by a First Priority Lien on such assets to the same extent provided in the Term Security Documents with respect to the other Term Priority Collateral.

(g) Option to Purchase ABL Obligations.

(i) At any time during the exercise period described in clause (iii) below of this Section 3.4(g), any Person or Persons at any time or from time to time designated by the Term Agent or that are the holders of more than twenty percent (20%) in aggregate outstanding principal amount of the Term Obligations under the Term Credit Agreement (an “Eligible Term Purchaser”) shall have the right to purchase by way of assignment (and shall thereby also assume all commitments and duties of the ABL Secured Parties), all, but not less than all, of the ABL Obligations (other than the ABL Obligations of a Defaulting ABL Secured Party (as defined below)). Any purchase pursuant to this Section 3.4(g)(i) shall be made as follows:

(A) The purchase price shall be equal to the sum of (1)(I) 100% of the principal amount of all loans, advances or other similar extensions of credit that constitute ABL Obligations (including unreimbursed amounts drawn in respect of letters of credit, but excluding the undrawn amount of then outstanding letters of credit) not in excess of the limit specified therefor in the definition of Maximum ABL Obligations, and all accrued and unpaid interest thereon through the date of purchase, plus (II) 100% of the Cash Management Obligations (not in excess of the limit specified therefor in the definition of Maximum ABL Obligations) then owing to the ABL Secured Parties in respect of Cash Management Products pursuant to the terms of the agreements relating to such Cash Management Products, including all amounts owing to the ABL Secured Parties as a result of the termination (or early termination) thereof (in each case, to the extent of their respective interests therein as ABL Secured Parties), plus (III) all accrued and unpaid fees (other than prepayment premiums or similar fees), expenses (including Enforcement Expenses), Indemnity Amounts and other amounts through the date of purchase, plus (2) in the event that the Term Agent receives amounts sufficient to pay such prepayment premium or similar fee, after the payment in full in cash to the Term Agent of the Term Obligations (up to the Maximum Term Obligations) and the ABL Obligations purchased by the Eligible Term Purchasers pursuant to this Section 3.4(g), any prepayment premium or similar fee payable pursuant to the ABL Documents (and the respective Eligible Term Purchasers shall be expressly obligated to pay such premium or fee in the assignment documentation described in Section 3.4(g)(i)(F)), provided that the prepayment giving rise to such premium or fee occurs within ninety (90) days after the effective date of the purchase of the ABL Obligations by the Eligible Term Purchasers. The Eligible Term Purchasers agree not to amend the provisions of the ABL Documents with respect to the payment of any prepayment premium or fee payable pursuant thereto during the ninety (90) day period after the effective date of the purchase of the ABL Obligations by the Eligible Term Purchasers. In addition to the payment of the purchase price described above, the Eligible Term Purchasers shall be obligated (which obligation shall be expressly provided in the assignment documentation described below) to reimburse each issuing lender (or any ABL Secured Party required to pay same) for all amounts thereafter drawn with respect to any letters of credit constituting ABL Obligations not in excess of the limit specified therefor in the definition of Maximum ABL Obligations which remain outstanding after the date of any purchase pursuant to this Section 3.4, together with all facing fees and other amounts which may at any future time be owing to the respective issuing lenders with respect to such letters of credit (in each case, up to the aggregate amount of cash collateral deposited by the Eligible Term Purchasers with the ABL Agent pursuant to clause (i)(C) below).

(B) The purchase price described in preceding clause (i)(A) shall be payable in cash on the date of purchase against transfer to the respective Eligible Term Purchaser or Eligible Term Purchasers (which purchase shall be allocated on a pro rata basis based on the principal amount of the Term Obligations held by such Eligible Term Purchasers) (without recourse and without any representation or warranty whatsoever, whether as to the enforceability of any ABL Obligation or the validity, enforceability, perfection, priority or sufficiency of any Lien securing, or guarantee or other supporting obligation for, any ABL Obligation or as to any other matter whatsoever, except the representations and warranties by each ABL Lender (1) that the debt being transferred by such ABL Lender is free and clear of all Liens and encumbrances, (2) as to the amount of its portion of the ABL Obligations being acquired, and (3) that such ABL Lender has the right to assign its right, title and interest in and to the ABL Obligations and the commitments of such ABL Lender under the ABL Documents); provided that the purchase price in respect of any outstanding letter of credit described in clause (i)(A) above that remains undrawn on the date of purchase shall be payable in cash as and when such letter of credit is drawn upon solely from the cash collateral account described in clause (i)(C) below.

(C) Such purchase shall be accompanied by a deposit of cash collateral under the sole dominion and control of the ABL Agent or its designee in an amount equal (y) to one hundred five percent (105%) of the sum of the aggregate undrawn amount of all then outstanding letters of credit described in clause (i)(A) above (one hundred and ten percent (110%) as to letters of credit payable in a currency other than United States dollars), as security for the respective Eligible Term Purchaser’s or Eligible Term Purchaser’s obligation to pay amounts as provided in preceding clause (i)(A), it being understood and agreed that (1) at the time any facing or similar fees are owing to an issuer with respect to any such letter of credit, the ABL Agent may apply amounts deposited with it as described above to pay same and (2) upon any drawing under any such letter of credit, the ABL Agent shall apply amounts deposited with it as described above to repay the respective unpaid drawing. After giving effect to any payment made as described above in this clause (C), those amounts (if any) then on deposit with the ABL Agent as described in this clause (C) which exceed one hundred five percent (105%) of the sum of the aggregate undrawn amount of all then outstanding letters of credit described in clause (i)(A) above (one hundred and ten percent (110%) as to letters of credit payable in a currency other than United States dollars), shall be returned to the respective Eligible Term Purchaser or Eligible Term Purchasers (as their interests appear) and (z) one hundred percent (100%) of Cash Management Obligations not paid pursuant to clause (A)(1)(II) above, up to the Bank Product Reserve Amount (as defined in the ABL Credit Agreement as in effect on the date hereof) (such cash collateral shall be applied to the reimbursement of the Cash Management Obligations as and when such obligations become due and payable and, at such time as all of the Cash Management Obligations are paid in full in cash, the remaining cash collateral held by ABL Agent in respect of Cash Management Obligations shall be remitted to the Term Agent for the benefit of the purchasing Term Secured Parties). Furthermore, at such time as all such letters of credit have been cancelled, expired or been fully drawn, as the case may be, and after all applications described above have been made, any excess cash collateral deposited as described above in this clause (C) (and not previously applied or released as provided above) shall be returned to the respective Eligible Term Purchaser or Eligible Term Purchasers, as their interests appear. The ABL Agent and the ABL Lenders agree not to amend, modify, renew or extend any such letters of credit during the period during which such cash collateral is deposited as described above in this clause (C).

(D) The purchase price described in the preceding clause (i)(A) shall be accompanied by a waiver by the Term Agent (on behalf of itself and the other Term Secured Parties) of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 3.4(g).

(E) All amounts payable to the various ABL Secured Parties in respect of the assignments described above shall be distributed to them by the ABL Agent in accordance with their respective ratable shares of the various ABL Obligations.

(F) Such purchase shall be made pursuant to assignment documentation in form and substance reasonably satisfactory to the ABL Agent and the

Eligible Term Purchasers; it being understood and agreed that the ABL Agent and each other ABL Secured Party shall retain all rights to indemnification as provided in the relevant ABL Documents for all periods prior to any assignment by them pursuant to the provisions of this Section 3.4(g). The relevant assignment documentation shall also provide that, if the Term Agent receives amounts sufficient to pay any prepayment premium or similar fee payable pursuant to the ABL Documents, after the payment in full in cash to the Term Agent of the Term Obligations (up to the Maximum Term Obligations) and the ABL Obligations purchased by the Eligible Term Purchasers pursuant to this Section 3.4(g), then the Eligible Term Purchasers shall pay such prepayment premium or similar fee to the ABL Agent within three (3) Business Days after such receipt, provided that the prepayment giving rise to such premium or fee occurs within ninety (90) days after the effective date of the purchase of the ABL Obligations by the Eligible Term Purchasers.

(G) Contemporaneously with the consummation of such purchase, the ABL Agent shall resign as the “Agent” under the ABL Documents and the Term Agent, or such other Person as the Eligible Term Purchasers shall designate, shall be designated as the successor “Agent” under the ABL Documents.

(H) All ABL Obligations in excess of the Maximum ABL Obligations, including, without limitation, any prepayment premium or other similar fee that may become due and payable under the ABL Documents, shall continue to be secured by the Collateral in accordance with the terms of the ABL Documents, and the ABL Agent and the ABL Lenders shall retain all rights to receive payments in respect thereof.

(ii) The Eligible Term Purchasers shall exercise the purchase option described in Section 3.4(g)(i) by providing the ABL Agent on behalf of the ABL Lenders not less than five (5) Business Days’ prior written notice of their exercise thereof, which notice, (A) once given, shall be irrevocable and fully binding on the respective Eligible Term Purchaser or Eligible Term Purchasers, and (B) shall specify a date of purchase not less than five (5) Business Days, nor more than ten (10) Business Days, after the date of the receipt by the ABL Agent of such notice. Neither the ABL Agent nor any ABL Secured Party shall have any disclosure obligation to any Eligible Term Purchaser, the Term Agent or any other Term Secured Party in connection with any exercise of such purchase option.

(iii) The right to purchase the ABL Obligations as described in this Section 3.4(g) may be exercised by giving the irrevocable written notice described in preceding clause (ii) at any time during the period that (A) begins on the date of the occurrence of any of the following: (1) an Event of Default has occurred and is continuing under the ABL Documents and the revolving loan commitment under the ABL Credit Agreement has been terminated, (2) the maturity of the ABL Obligations has been accelerated pursuant to a written notice delivered by the ABL Agent to the Parent, the Borrowers or any other Grantor based on an Event of Default under the ABL Documents, (3) the ABL Agent shall have commenced, or shall have notified the Term Agent that it intends to commence, the exercise of any of its rights and remedies with respect to any Collateral, or shall have commenced, or shall have notified the Term Agent that it intends to commence, the exercise of any of its rights and remedies with respect to one or more of the Parent, the Borrowers and/or any other Grantor to collect the ABL Obligations, all in accordance with the ABL Documents, or (4) a payment Event of Default has occurred and is continuing under the Term Documents and has not been waived in accordance with the terms of the Term Documents and, other than with respect to payments of principal (which shall have no grace period), has continued for a period of 3 Business Days and (B) ends on the one hundred eightieth day after the start of the applicable period described in clause (A) above.

(iv) The obligations of the ABL Secured Parties to sell their respective ABL Obligations under this Section 3.4(g) are several and not joint and several. To the extent any ABL Secured Party breaches its obligation to sell its ABL Obligations under this Section 3.4(g) (a “Defaulting ABL Secured Party”), nothing in this Section 3.4(g) shall be deemed to require the ABL Agent or any other ABL Secured Party to purchase such Defaulting ABL Secured Party’s ABL Obligations for resale to the holders of Term Obligations and in all cases, the ABL Agent and each other ABL Secured Party complying with the terms of this Section 3.4(g) shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting ABL Secured Party; provided that nothing in this clause (iv) shall require any Eligible Term Purchaser to purchase less than all of the ABL Obligations.

(v) Each Grantor irrevocably consents to any assignment effected to one or more Eligible Term Purchasers pursuant to this Section 3.4(g) (so long as they meet all eligibility standards contained in all relevant Term Documents, other than obtaining the consent of any Grantor to an assignment to the extent required by such ABL Documents and such assignment does not violate any applicable federal or state securities laws) for purposes of all Term Documents and hereby agrees that no further consent from such Grantor shall be required.

(vi) In the absence of exigent circumstances, the ABL Agent agrees that it will use commercially reasonable efforts to give the Term Agent five (5) Business Days’ prior written notice of its intention to terminate the revolving loan commitment under the ABL Documents or commence the exercise of any of its rights or remedies with respect to the ABL Priority Collateral; provided, that in the event exigent circumstances then exist, ABL Agent agrees that it will use commercially reasonable efforts to give Term Agent concurrent written notice of the termination of the revolving loan commitment or the commencement of the exercise of any of its rights or remedies with respect to the ABL Priority Collateral, but ABL Agent shall have no liability for any failure to provide such notice. In the event that during such five (5) Business Day period, any Eligible Term Purchaser shall send to the ABL Agent the irrevocable written notice described in the preceding clause (ii), the ABL Agent shall not, absent exigent circumstances, continue or commence any foreclosure or other action to sell or otherwise realize upon the ABL Priority Collateral; provided, that the ABL Agent’s forbearance shall terminate if the purchase and sale with respect to the ABL Obligations provided for herein shall not have closed, and the ABL Agent shall not have received the purchase price described in the preceding clause (i)(A), within ten (10) Business Days after the date of the receipt by the ABL Agent of such irrevocable written notice.

3.5 Insolvency or Liquidation Proceedings.

(a) Finance and Sale Issues. Until the Discharge of ABL Obligations has occurred, if the Parent or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Agent shall desire to (i) permit or otherwise consent to the use of cash collateral constituting ABL Priority Collateral on which the ABL Agent or any other creditor has a Lien under Section 363 or any similar Bankruptcy Law (the “ABL Cash Collateral”) or (ii) provide or consent to any ABL Lender providing the Parent or any other Grantor DIP Financing (the “ABL DIP Financing”), then the Term Agent, on behalf of itself and the other Term Secured Parties, agrees that it will raise no objection to such use of cash collateral constituting ABL Priority Collateral or to the fact that such DIP Financing may be granted Liens on the ABL Priority Collateral and will not request adequate protection or any other relief with respect to the ABL Priority Collateral (except as expressly agreed by the ABL Agent or to the extent permitted by Section 3.5(c)) and, to the extent the Liens on the ABL Priority Collateral securing the ABL Obligations are subordinated or pari passu with the Liens on the ABL Priority Collateral securing such DIP Financing, the Term Agent will subordinate its Liens in the ABL Priority Collateral to the Liens securing such DIP Financing (and all obligations relating thereto), in each case, so long as (A) the interest rate, fees, advance rates, lending sublimits and limits and other terms are commercially reasonable under the circumstances, (B) the Term Agent retains a Lien on the Collateral (including Proceeds thereof arising after the commencement of such Insolvency or Liquidation Proceeding) with the same priority as existed prior to the commencement of such Insolvency or Liquidation Proceeding, subordinated to the Liens securing such DIP Financing, (C) the Term Agent receives a replacement Lien on post-petition assets to the same extent granted to the ABL Secured Parties providing the DIP Financing, which Lien will be subordinated to the Liens securing the ABL Obligations and such ABL DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on ABL Priority Collateral securing the Term Obligations are so subordinated to the ABL Obligations under this Agreement, (D) the aggregate principal amount of loans, letter of credit accommodations and other financial accommodations (including Cash Management Obligations) outstanding under such ABL DIP Financing, together with the aggregate principal amount of loans, letter of credit accommodations and other financial accommodations (including Cash Management Obligations) outstanding under the ABL Documents, does not exceed the Maximum ABL Obligations, and (E) such DIP Financing is subject to the terms of this Intercreditor Agreement. If ABL Agent or any one or more of the ABL Lenders offer to provide, and are prepared to provide, DIP Financing that meets the requirements set forth in clause (A) through (E) above, Term Secured Parties shall not provide or offer to provide any DIP Financing secured by a Lien on the ABL Priority Collateral senior or pari passu with the Liens on the ABL Priority Collateral securing the ABL Obligations, without the prior written consent of ABL Agent. If the ABL Agent has consented to the sale or other disposition of ABL Priority Collateral free and clear of its lien, then the Term Agent, on behalf of the Term Secured Parties, agrees that it will not raise any objection or oppose a sale or other disposition of any ABL Priority Collateral free and clear of its Liens (subject to attachment of Proceeds with respect to the Second Priority Lien on the ABL Priority Collateral in favor of the Term Agent in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code, and will consent to such sale or other disposition, except for any objection or opposition that could be asserted by any Term Secured Party as an unsecured creditor in any such Insolvency or Liquidation Proceeding, if the ABL Secured Parties have consented to such sale or disposition of such assets.

(b) Relief from the Automatic Stay. Until the Discharge of ABL Obligations has occurred, the Term Agent, on behalf of itself and the other Term Secured Parties, agrees that (i) none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Priority Collateral (A) without the prior written consent of the ABL Agent or (B) unless and to the extent the ABL Agent has obtained relief from such stay in respect of the ABL Priority Collateral and (ii) none of them shall oppose any relief from the automatic stay or other stay in any Insolvency or Liquidation Proceeding sought by ABL Agent in respect of the ABL Priority Collateral.

(c) Adequate Protection. The Term Agent, on behalf of itself and the other Term Secured Parties, agrees that none of them shall contest (or support any other Person contesting) (i) any request by the ABL Agent or the other ABL Secured Parties for adequate protection with respect to any ABL Priority Collateral or (ii) any objection by the ABL Agent or the other ABL Secured Parties to any motion, relief, action or proceeding based on the ABL Agent or the other ABL Secured Parties claiming a lack of adequate protection with respect to the ABL Priority Collateral. Notwithstanding the foregoing provisions in this Section 3.5(c), in any Insolvency or Liquidation Proceeding, (A) if the ABL Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing, then the Term Agent, on behalf of itself or any of the other Term Secured Parties, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien will be subordinated to the Liens securing the ABL Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on ABL Priority Collateral securing the Term Obligations are so subordinated to the ABL Obligations under this Agreement, and (B) in the event the Term Agent, on behalf of itself and the other Term Secured Parties, seeks or requests adequate protection in respect of ABL Priority Collateral securing Term Obligations and such adequate protection is granted in the form of additional or replacement collateral, then the Term Agent, on behalf of itself or any of the other Term Secured Parties, agrees that the ABL Agent shall also be granted a senior Lien on such additional or replacement collateral as security for the ABL Obligations and for any such DIP Financing provided by the ABL Secured Parties and that any Lien on such additional collateral securing the Term Obligations shall be subordinated to the Liens on such collateral securing the ABL Obligations and any such DIP Financing provided by the ABL Secured Parties (and all obligations relating thereto) and to any other Liens granted to the ABL Secured Parties as adequate protection on the same basis as the other Liens on ABL Priority Collateral securing the Term Obligations are so subordinated to the ABL Obligations under this Agreement. Term Agent (a) may seek, without objection from ABL Secured Parties, adequate protection with respect to the Term Secured Parties’ rights in the ABL Priority Collateral in the form of periodic cash payments in an amount not exceeding interest at the non-default contract rate, together with payment of reasonable out-of-pocket expenses, and (b) except as otherwise expressly provided herein, without the consent of ABL Agent, shall not seek any other adequate protection with respect to their rights in the ABL Collateral.

(d) No Waiver. Subject to the proviso in clause (ii) of Section 3.2(a), nothing contained herein shall prohibit or in any way limit the ABL Agent or any other ABL Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Term Agent or any of the other Term Secured Parties in respect of the ABL Priority Collateral, including the seeking by the Term Agent or any other Term Secured Parties of adequate protection in respect thereof or the asserting by the Term Agent or any other Term Secured Parties of any of its rights and remedies under the Term Documents or otherwise in respect thereof.

(e) Post-Petition Interest. Neither the Term Agent nor any other Term Secured Party shall oppose or seek to challenge any claim by the ABL Agent or any other ABL Secured Party for allowance in any Insolvency or Liquidation Proceeding of ABL Obligations consisting of post-petition interest, premiums, fees or expenses.

(f) Waiver. Term Agent, for itself and on behalf of Term Secured Parties, shall not object to, oppose, support any objection, or take any other action to impede, the right of any ABL Secured Party or ABL Agent to make an election under Section 1111(b)(2) of the Bankruptcy Code (or similar Bankruptcy Law). The Term Agent, for itself and on behalf of the other Term Secured Parties, waives any claim it may hereafter have against any ABL Secured Party arising out of the election of any ABL Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code (or similar Bankruptcy Law).

(g) No Waiver. Except as otherwise expressly provided in this Agreement, nothing contained herein shall prohibit or in any way limit ABL Agent or any ABL Secured Party from objecting in any Insolvency or Liquidation Proceeding involving a Grantor to any action taken by Term Agent or any Term Secured Party.

(h) Plan of Reorganization. If, in any Insolvency or Liquidation Proceeding involving a Grantor, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of ABL Obligations and on account of Term Obligations, then, to the extent the debt obligations distributed on account of the ABL Obligations and on account of the Term Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(i) Enforceability and Continuing Priority. This Agreement shall be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding and all converted or succeeding cases in respect thereof. The relative rights of Secured Parties in or to any distributions from or in respect of any Collateral or proceeds of Collateral, shall continue after the commencement of any Insolvency or Liquidation Proceeding. Accordingly, the provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code (or similar Bankruptcy Law).

3.6 Reliance; Waivers; Etc.

(a) Reliance. Other than any reliance on the terms of this Agreement, the Term Agent, on behalf of itself and the other Term Secured Parties, acknowledges that it and such other Term Secured Parties have, independently and without reliance on the ABL Agent or any other ABL Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such Term Documents and be bound by the terms of this Agreement and they will continue to make their own credit decisions in taking or not taking any action under the Term Credit Agreement or this Agreement.

(b) No Warranties or Liability. The Term Agent, on behalf of itself and the other Term Secured Parties, acknowledges and agrees that the ABL Agent and the other ABL Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the ABL Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The ABL Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective ABL Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The ABL Agent and the other ABL Secured Parties shall have no duty to the Term Agent or any of the other Term Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with one or more of the Parent or any other Grantor (including the ABL Documents and the Term Documents), regardless of any knowledge thereof which they may have or be charged with.

(c) No Waiver of Lien Priorities.

(i) No right of the ABL Agent, the other ABL Secured Parties or any of them to enforce any provision of this Agreement or any ABL Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Parent or any other Grantor or by any act or failure to act by the ABL Agent or any other ABL Secured Party, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the ABL Documents or any of the Term Documents, regardless of any knowledge thereof which the ABL Agent or the other ABL Secured Parties, or any of them, may have or be otherwise charged with.

(ii) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Parent and the other Grantors under the ABL Documents and subject to the other provisions of this Agreement), the ABL Agent, the other ABL Secured Parties and any of them, may, at any time and from time to time in accordance with the ABL Documents and/or applicable law, without the consent of, or notice to, the Term Agent or any other Term Secured Party, without incurring any liabilities to the Term Agent or any other Term Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Term Agent or any other Term Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(A) sell, exchange, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof and applicable law) and in any order any part of the ABL Priority Collateral or any liability of the Parent or any other Grantor to the ABL Agent or the other ABL Secured Parties, or any liability incurred directly or indirectly in respect thereof;

(B) settle or compromise any ABL Obligation or any other liability of the Parent or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof; and

(C) exercise or delay in or refrain from exercising any right or remedy against the Parent or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Parent, the Borrowers, any other Grantor or any ABL Priority Collateral and any security and any guarantor or any liability of the Parent or any other Grantor to the ABL Secured Parties or any liability incurred directly or indirectly in respect thereof.

(iii) The Term Agent, on behalf of itself and the other Term Secured Parties, also agrees that the ABL Agent and the other ABL Secured Parties shall have no liability to the Term Agent or any other Term Secured Party, and the Term Agent, on behalf of itself and the other Term Secured Parties, hereby waives any claim against the ABL Agent and any other ABL Secured Party, arising out of any and all actions which the ABL Agent or the other ABL Secured Parties may take or permit or omit to take with respect to:

(A) the ABL Documents (other than this Agreement);

(B) the collection of the ABL Obligations; or

(C) the foreclosure upon, or sale, liquidation or other disposition of, any ABL Priority Collateral in accordance with this Agreement and applicable law.

The Term Agent, on behalf of itself and the other Term Secured Parties, agrees that the ABL Agent and the other ABL Secured Parties have no duty to the Term Agent or the other Term Secured Parties in respect of the maintenance or preservation of the ABL Priority Collateral, the ABL Obligations or otherwise, except as otherwise provided in this Agreement.

(iv) The Term Agent, on behalf of itself and the other Term Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

(d) Obligations Unconditional. All rights, interests, agreements and obligations of the ABL Agent and the other ABL Secured Parties and the Term Agent and the other Term Secured Parties, respectively, under this Agreement shall remain in full force and effect irrespective of:

(i) (i) except as otherwise provided this Agreement, any lack of validity or enforceability of any ABL Document or any Term Document;

(ii) except as otherwise provided this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the ABL Obligations or Term Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of the terms of any ABL Document or any Term Document;

(iii) any exchange of any security interest in any ABL Priority Collateral or any amendment, waiver or other modification permitted hereunder, whether in writing or by course of conduct or otherwise, of all or any of the ABL Obligations or Term Obligations; or

(iv) the commencement of any Insolvency or Liquidation Proceeding in respect of one or more of the Parent or any other Grantor.

Section 4. Cooperation with respect to ABL Priority Collateral and Term Priority Collateral.

4.1 Access to Information. If any Collateral Agent takes actual possession of any documentation of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of such Collateral Agent), then upon request of the other Collateral Agent and reasonable advance notice, such Collateral Agent will permit the other Collateral Agent or its representative to inspect and copy such documentation.

4.2 Non-Exclusive License to Use Intellectual Property. In addition to and not in limitation of the provisions of this Section 4 for the purpose of enabling the ABL Agent and the ABL Secured Parties to exercise rights and remedies at such time as the ABL Agent shall be lawfully entitled to exercise such rights and remedies,

(a) subject to the terms and conditions of this Section 4, the Term Agent and each Term Lender hereby gives its written consent (given without any representation, warranty or obligation whatsoever) to any grant by Grantors to the ABL Agent and the ABL Secured Parties of a non-exclusive royalty-free license to use any Intellectual Property that is deemed necessary by the ABL Agent and the ABL Secured Parties to sell, lease or otherwise dispose of or realize upon any ABL Priority Collateral,

(b) to the extent that the Term Agent or any Term Lender has become the owner of any Intellectual Property of any Grantor through the exercise of its rights and remedies with respect to the Term Priority Collateral and to the extent permitted by the terms of such Intellectual Property, such Term Agent or Term Lender hereby grants to the ABL Agent, for itself and the benefit of the ABL Secured Parties, an irrevocable, non-exclusive royalty-free license (given without any representation, warranty or obligation whatsoever) to use any such Intellectual Property that is deemed necessary by the ABL Agent to sell, lease or otherwise dispose of or realize upon any ABL Priority Collateral. The license granted under this Section 4.2(b) shall continue for the period of one hundred fifty (150) days from the date the Term Agent or any Term Lender becomes the owner of the Intellectual Property (the “License

Period”). If, at any time, the Term Agent or any Term Lenders sells or transfers the Intellectual Property, the license shall continue for the License Period. The License Period shall be tolled during the pendency of any Insolvency or Liquidation Proceeding of one or more of the Parent or any other Grantor pursuant to which both the ABL Agent and the Term Agent are effectively stayed from enforcing their rights and remedies with respect to the ABL Priority Collateral, and

(c) to the extent the ABL Agent is selling, leasing, or otherwise disposing of or realizing upon any ABL Priority Collateral that is subject to a licensing agreement, the ABL Agent shall sell, lease or otherwise dispose of or realize upon any such ABL Priority Collateral in accordance with the terms and provisions of the licensing agreement.

4.3 Rights of Access and Use. In the event that the Term Agent or any Term Lender shall acquire control or possession of any of the Term Priority Collateral or shall, through the exercise of remedies under the Term Documents or otherwise, sell any of the Term Priority Collateral to any third party (a “Third Party Purchaser”), the Term Agent and the Term Lenders shall permit the ABL Agent (or require as a condition of such sale to the Third Party Purchaser that the Third Party Purchaser agree to permit the ABL Agent), at its option and in accordance with applicable law: (a) to enter any or all of the Term Priority Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of real property during normal business hours (i) in order to inspect, remove or take any action with respect to the ABL Priority Collateral or to enforce the ABL Agent’s rights with respect thereto, including, but not limited to, the examination and removal of the ABL Priority Collateral and the examination and duplication of the books and records of any Grantor related to the ABL Priority Collateral and use of systems and other computer procession equipment in connection therewith, (ii) to complete the processing of and turning into finished goods any ABL Priority Collateral consisting of raw materials or work-in-process, (iii) to sell any or all of the ABL Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (iv) otherwise for the purpose of processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral, and/or (v) to take commercially reasonable actions to protect, secure, and otherwise enforce the rights or remedies of the ABL Agent and/or the other ABL Secured parties (including with respect to any ABL Priority Collateral Enforcement Actions) in and to the ABL Priority Collateral, such right to include, without limiting the generality of the foregoing, the right to conduct one or more public or private sales or auctions thereon; and (b) use any of the Term Priority Collateral under such control or possession (or sold to a Third Party Purchaser) (including, without limitation, real property, equipment, machinery, fixtures, computers or other data processing equipment) to handle, deal with or dispose of any ABL Priority Collateral pursuant to the rights of the ABL Agent and the ABL Secured Parties as set forth in the ABL Loan Documents, the UCC of any applicable jurisdiction and other applicable law including, without limitation, those actions listed in Section 4.3(a) above. The Term Agent and the Term Lenders shall not have any responsibility or liability for the acts or omissions of the ABL Agent or any ABL Secured Party, and the ABL Agent and the ABL Secured Lenders shall not have any responsibility or liability for the acts or omissions of the Term Agent or any Term Lender, in each case arising in connection with such other Secured Party’s use and/or occupancy of any of the Term Priority Collateral. The rights of the ABL Agent set forth in Sections 4.3(a) and 4.3(b) above as to the Term Priority Collateral shall be irrevocable and shall continue at the ABL Agent’s option for a period of one hundred fifty

(150) days from the date that the ABL Agent receives written notice from Term Agent that Term Agent has acquired possession or control of any of the Term Priority Collateral (except, that such one hundred fifty (150) day period shall be reduced by the number of days, if any, that the ABL Agent has entered or used the Term Priority Collateral as described in Section 4.3(a) or 4.3(b) above, to the extent prior to the date that the Term Agent or the Term Lenders have control or possession of such Term Priority Collateral, or have sold such Term Priority Collateral to a Third Party Purchaser); provided, that if the Term Agent has entered into an agreement for the sale of all or substantially all of the Term Priority Collateral consisting of equipment and real property and equipment at a location in a bona fide arm’s length transaction with an unaffiliated person, the rights of the ABL Agent set forth in Sections 4.3(a) and (b) above at such location shall only continue until the later of (x) the date one hundred twenty (120) days after the date the ABL Agent receives written notice from the Term Agent of such agreement, together with a copy thereof, as duly authorized, executed and delivered by the parties thereto or (y) the date that the proposed purchaser shall require as a condition of such sale that possession of the equipment and real property be given by the Term Agent to such purchaser. In connection with any such sale, the Term Agent and the Term Lenders shall use commercially reasonable efforts to cause such purchaser to not require as a condition of the sale that possession of the equipment and real property be given by the Term Agent to such purchaser prior to the end of the one hundred fifty (150) day period provided for above or if such period is not acceptable to the purchaser, then the longest period equal to or greater than the one hundred twenty (120) day period provided for above which may be acceptable (provided that such efforts by the Term Agent shall not be required if in the good faith determination of the Term Agent such efforts will result in an adverse change in the terms of the proposed sale or have a reasonable likelihood of causing the sale not to occur). The time periods set forth in Sections 4.2 and 4.3 above shall be tolled during the pendency of any proceeding of the Parent or Grantor under the U.S. Bankruptcy Code or other proceedings pursuant to which both the ABL Agent and the Term Agent are effectively stayed from enforcing their rights against the ABL Priority Collateral. In no event shall the Term Agent or any of the Term Lenders take any action to interfere, limit or restrict the rights of the ABL Agent or any ABL Lender or the exercise of such rights by the ABL Agent or any ABL Lender to have access to or to use any of such Term Priority Collateral under such possession or control pursuant to Sections 4.2 and 4.3 prior to the expiration of such periods.

4.4 Grantor Consent. The Parent and the other Grantors consent to the performance by the Term Agent of the obligations set forth in this Section 4 between the Term Agent and the ABL Agent, and acknowledge and agree that they shall look to the ABL Agent (and not to the Term Agent or any Term Lender) for any accountability or liability in respect of any action taken or omitted by the ABL Agent or any other ABL Secured Party or its or any of their officers, employees, agents, successors or assigns in connection with or incidental to or in consequence of the aforesaid obligations under this Section 4, including any improper use or disclosure of any Intellectual Property by the ABL Agent or any other ABL Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by the ABL Agent or any other ABL Secured Party or any of their officers, employees, agents, successors or assigns, provided that nothing in this Section 4.4 shall so limit the Parent and the other Grantors if the Term Agent and/or any Term Lender participated in any such actions, omission, improper uses or disclosures or in causing any such damages, misuse or losses. Performance by the Term Agent and/or any Term Lender of the undertakings in this Section 4 will not be deemed to be participation in any such actions, omissions, improper uses or disclosures or in causing any such damages, misuse or losses referenced in the prior sentence.

4.5 Indemnification by ABL Agent and ABL Lenders. The ABL Agent and the ABL Lenders shall indemnify and hold harmless the Term Agent, the Term Lenders and any Third Party Purchaser (but, in the case of any Third Party Purchaser, only to the extent the ABL Agent and ABL Lenders access and use of the Term Priority Collateral continues after the sale of such Term Priority Collateral to such Third Party Purchaser) from and against (a) any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by any third party to the extent resulting from any acts or omissions by the ABL Agent, or any of its agents or representatives, in connection with the exercise by the ABL Agent of the rights of access set forth in Section 4.3. above; except that, the ABL Agent and the ABL Lenders shall not have any obligation under this Section 4.5 to indemnify the Term Agent, any Term Lenders or any Third Party Purchaser harmless with respect to a matter covered hereby to the extent resulting from the gross negligence or willful misconduct of the Term Agent, any Term Lenders or any Third Party Purchaser as determined pursuant to a final, non-appealable order of a court of competent jurisdiction, (b) any damage to any Term Priority Collateral (including, without limitation, any damage to real property constituting Term Priority Collateral) to the extent caused by any act of the ABL Agent or its agents or representatives, and (c) any injury resulting from any release of hazardous materials on such real property or arising in connection with the investigation, removal, clean-up and/or remediation of any hazardous material at such real property to the extent caused by the access, occupancy, use or control of such real property by the ABL Agent, or any of its agents or representatives. In no event shall the ABL Agent or any ABL Lender have any liability to the Term Agent, the Term Lenders or any Third Party Purchaser pursuant to this Section 4.5 or otherwise as a result of any condition on or with respect to the Term Priority Collateral existing prior to the date of the exercise by the ABL Agent of its rights under this Section 4 (except to the extent of any injury to any person on the real property constituting Term Priority Collateral or damage to any Term Priority Collateral as a result of such condition that would not have occurred but for the exercise by the ABL Agent of its rights of access set forth in Section 4.3 above) and the ABL Agent or any ABL Lender shall have no duty or liability to maintain the Term Priority Collateral in a condition or manner better than that in which it was maintained prior to the access and/or use thereof by the ABL Agent or any ABL Lender.

4.6 Indemnification by Term Agent and Term Lenders. The Term Agent and the Term Lenders shall indemnify and hold harmless the ABL Agent and the ABL Lenders from and against (a) any damage to any ABL Priority Collateral to the extent caused by any act of the Term Agent or its agents or representatives, and (b) any injury resulting from any release of hazardous materials on any real property constituting Term Priority Collateral or arising in connection with the investigation, removal, clean-up and/or remediation of any hazardous material at such real property to the extent caused by the gross negligence or willful misconduct of the Term Agent, or any of its agents or representatives. In no event shall the Term Agent or any Term Lender have any liability to the ABL Agent or the ABL Lenders pursuant to this Section 4.6 or otherwise as a result of any condition on or with respect to the ABL Priority Collateral existing prior to the date of the exercise by the Term Agent of its rights against the Term Priority Collateral (except to the extent of any injury to any person on the real property constituting Term Priority Collateral or damage to any ABL Priority Collateral as a result of such condition that would not have occurred but for the exercise by the Term Agent of its rights against all or any part of the Term Priority Collateral) and the Term Agent or any Term Lender shall have no duty or liability to maintain the ABL Priority Collateral.

4.7 Payments by the ABL Agent. During the actual occupation and control by the ABL Agent, its agents or representatives, of the any real property constituting Term Priority Collateral during the access and use period permitted by this Section 4, the ABL Agent shall be (a) obligated to pay to the Term Agent all utilities, taxes and all other maintenance and operating costs of such real property during any such period of actual occupation and control by the ABL Agent, but only to the extent a Grantor is not otherwise paying any such amounts, (b) obligated to maintain insurance for such real property, substantially similar to the insurance maintained by the Parent or any Grantor on such real property, naming the Term Agent, for the benefit of the Term Lenders, as mortgagee, loss payee and additional insured, if such insurance is not otherwise in effect and (c) obligated to repair at its expense any physical damage (ordinary wear and tear excepted) to such real property resulting from any act or omission of the ABL Agent or its agents or representatives pursuant to such access, occupancy, use or control of such equipment or real property, and to leave the premises in a condition substantially similar to the condition of such premises prior to the date of the commencement of the use thereof by the ABL Agent.

Section 5. Application of Proceeds.

5.1 Application of Proceeds in Distributions by the Term Agent.

(a) Term Priority Collateral. Upon the exercise of remedies in respect of all or a material portion of the Term Priority Collateral, the Term Agent will apply the Proceeds received by Term Agent or any Term Secured Party of any collection, sale, foreclosure or other realization upon any Term Priority Collateral and, after the Discharge of ABL Obligations, the Proceeds of any collection, sale, foreclosure or other realization of any ABL Priority Collateral by the Term Agent as expressly permitted hereunder, and, in each case the Proceeds of any title insurance policy required under any Term Document or ABL Document, in the following order of application:

First, to the payment of all costs and expenses incurred by the Term Agent or any co-trustee or agent of the Term Agent in connection with any such collection, sale, foreclosure or other realization upon the Collateral in accordance with the terms of this Agreement;

Second, to the Term Agent for application to the payment of all outstanding Term Obligations in such order as may be provided in the Term Documents in an amount sufficient to pay in full in cash all outstanding Term Obligations;

Third, to the ABL Agent for application to the payment of all outstanding ABL Obligations in such order as may be provided in the ABL Documents in an amount sufficient to pay in full in cash all outstanding ABL Obligations (including the discharge or cash collateralization (at one hundred and five percent (105%) of the aggregate undrawn amount) of all outstanding letters of credit, if any, constituting ABL Obligations

(one hundred and ten percent (110%) as to letters of credit payable in a currency other than United States dollars) and the discharge or cash collateralization (at one hundred percent (100%) of the outstanding amount) of Cash Management Obligations, if any, constituting ABL Obligations), together with the concurrent permanent reduction of the revolving loan commitment thereunder in an amount equal to the aggregate amount of such payment;

Fourth, to the Term Agent for application to the payment of all outstanding obligations under the Term Documents that do not constitute Term Obligations in such order as may be provided in the Term Documents in an amount sufficient to pay in full in cash all such obligations;

Fifth, to the ABL Agent for application to the payment of all outstanding obligations under the ABL Documents that do not constitute ABL Obligations in such order as may be provided in the ABL Documents in an amount sufficient to pay in full in cash all such obligations; and

Sixth, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Parent, or the applicable Grantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

(b) Sale of Non-Cash Proceeds. In connection with the application of Proceeds pursuant to Section 5.1(a), except as otherwise directed by the Required Lenders under (and as defined in) the Term Documents, the Term Agent may sell any non-Cash Proceeds for cash prior to the application of the Proceeds thereof.

(c) Collections Applicable to ABL Priority Collateral. If the Term Agent or any other Term Secured Party collects or receives any Proceeds of such foreclosure, collection or other enforcement that, if received by ABL Agent or any ABL Secured Party, should have been applied to the payment of the ABL Obligations in accordance with Section 5.2(a), whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such Term Secured Party will forthwith deliver the same to the ABL Agent, for the account of the holders of the ABL Obligations, to be applied in accordance with Section 5.2(a). Until so delivered, such Proceeds will be held by that Term Secured Party for the benefit of the holders of the ABL Obligations.

5.2 Application of Proceeds in Distributions by the ABL Agent.

(a) ABL Priority Collateral. Upon the exercise of remedies in respect of all or a material portion of the ABL Collateral, the ABL Agent will apply the Proceeds received by ABL Agent or any ABL Secured Party of any collection, sale, foreclosure or other realization upon any ABL Priority Collateral and, after the Discharge of Term Obligations, the Proceeds of any collection, sale, foreclosure or other realization of any Term Priority Collateral by the ABL Agent as expressly permitted hereunder, and the Proceeds of any title insurance policy required under any Term Document or ABL Document permitted to be received by it, in the following order of application:

First, to the payment of all costs and expenses incurred by the ABL Agent or any co-trustee or agent of the ABL Agent in connection with any such collection, sale, foreclosure or other realization upon the Collateral in accordance with the terms of this Agreement;

Second, to the ABL Agent for application to the payment of all outstanding ABL Obligations in such order as may be provided in the ABL Documents in an amount sufficient to pay in full in cash all outstanding ABL Obligations (including the discharge or cash collateralization (at one hundred and five percent (105%) of the aggregate undrawn amount) of all outstanding letters of credit, if any, constituting ABL Obligations (one hundred and ten percent (110%) as to letters of credit payable in a currency other than United States dollars) and the cash collateralization (at one hundred percent (100%) of the outstanding amount) of Cash Management Obligations, if any, constituting ABL Obligations), together with the concurrent permanent reduction of the revolving loan commitment thereunder in an amount equal to the aggregate amount of such payment;

Third, to the Term Agent for application to the payment of all outstanding Term Obligations in such order as may be provided in the Term Documents in an amount sufficient to pay in full in cash all outstanding Term Obligations;

Fourth, to the ABL Agent for application to the payment of all outstanding obligations under the ABL Documents that do not constitute ABL Obligations in such order as may be provided in the ABL Documents in an amount sufficient to pay in full in cash all such obligations, together with the concurrent permanent reduction of the revolving loan commitment thereunder in an amount equal to the aggregate amount of such payment;

Fifth, to the Term Agent for application to the payment of all outstanding obligations under the Term Documents that do not constitute Term Obligations in such order as may be provided in the Term Documents in an amount sufficient to pay in full in cash all such obligations; and

Sixth, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Parent or the applicable Grantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, no application of any ABL Priority Collateral, or Proceeds thereof, received in the ordinary course of business (such ABL Priority Collateral, and the Proceeds thereof, “Ordinary Course Collections”) shall be accompanied by a permanent reduction of revolving loan commitments as provided in clause Second above and all Ordinary Course Collections received by ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, pursuant to the ABL Credit Agreement.

(b) Sale of Non-Cash Proceeds. In connection with the application of Proceeds pursuant to Section 5.2(a), except as otherwise directed by the Required Lenders under (and as defined in) the ABL Documents, the ABL Agent may sell any non-Cash Proceeds for cash prior to the application of the Proceeds thereof.

(c) Collections Applicable to Term Priority Collateral. If the ABL Agent or any other ABL Secured Party collects or receives any Proceeds of such foreclosure, collection or other enforcement that, if received by Term Agent or any Term Secured Party, should have been applied to the payment of the Term Obligations in accordance with Section 5.1(a), whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such ABL Secured Party will forthwith deliver the same to the Term Agent, for the account of the holders of the Term Obligations, to be applied in accordance with Section 5.1(a). Until so delivered, such Proceeds will be held by such ABL Secured Party for the benefit of the holders of the Term Obligations.

5.3 Letters of Credit. Any distribution to be made in respect of undrawn amounts of letters of credit (whether by cash collateralization or otherwise) pursuant to Section 5.1 or Section 5.2 shall be made to the ABL Agent, to be retained in a separate account, for the ratable portion of the ABL Obligations consisting of such undrawn amounts of outstanding letters of credit, it being understood that (i) if any such letter of credit is drawn upon, the ABL Agent shall pay to the relevant ABL Lenders, on a ratable basis, the amount of cash held in such separate account in respect of such letter of credit and (ii) if and to the extent that any such letter of credit shall expire or terminate undrawn or drawn only in part, the amount of cash held in such separate account therefor shall be applied as if it were a newly received amount to be applied in accordance with Section 5.1 or Section 5.2 (whichever was the applicable section for the original distribution of such amount to such separate account).

Section 6. Miscellaneous.

6.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Term Documents or the ABL Documents, the provisions of this Agreement shall govern and control. Each Secured Party acknowledges and agrees that the terms and provisions of this Agreement do not violate any term or provision of its respective Term Document or ABL Document.

6.2 Effectiveness; Continuing Nature of this Agreement; Severability.

(a) This Agreement shall become effective when executed and delivered by the parties hereto. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding but, as to any Grantor and the rights of the Secured Parties with respect thereto, shall not survive the effectiveness of any plan of reorganization adopted in connection therewith. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to the Parent or any other Grantor shall include the Parent or such Grantor as debtor and debtor in possession and any receiver or trustee for the Parent or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

(b) This Agreement shall terminate and be of no further force and effect:

(i) with respect to the ABL Agent, the other ABL Secured Parties and the ABL Obligations, upon the Discharge of ABL Obligations, subject to the rights of the ABL Secured Parties under Section 6.17; and

(ii) with respect to the Term Agent, the other Term Secured Parties and the Term Obligations, upon the Discharge of Term Obligations, subject to the rights of the Term Secured Parties under Section 6.17.

6.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Term Agent or the ABL Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Parent or any other Grantor shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected (which includes any amendment to the Grantors’ ability to cause additional obligations to constitute Term Obligations or ABL Obligations as the Parent and/or any other Grantor may designate).

6.4 Information Concerning Financial Condition of the Parent and its Subsidiaries. The Term Agent and the other Term Secured Parties, on the one hand, and the ABL Agent and the other ABL Secured Parties, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Parent and its Subsidiaries and all endorsers and/or guarantors of the Term Obligations or the ABL Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Term Obligations. The Term Agent and other Term Secured Parties shall have no duty to advise the ABL Agent or any other ABL Secured Parties of information known to it or them regarding such condition or any such circumstances or otherwise. The ABL Agent and other ABL Secured Parties shall have no duty to advise the Term Agent or any other Term Secured Parties of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that either the Term Agent or any of the other Term Secured Parties, on the one hand or the ABL Agent or any of the other ABL Secured Parties, on the other hand, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party hereto, it or they shall be under no obligation (w) to make, and such informing party shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

6.5 Submission to Jurisdiction; Waivers. (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT

JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 6.6; AND (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 6.5(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

6.6 Notices. All notices to the ABL Secured Parties and the Term Secured Parties permitted or required under this Agreement shall also be sent to the ABL Agent and the Term Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in Person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

6.7 Further Assurances. The Term Agent, on behalf of itself and the other Term Secured Parties, and the ABL Agent, on behalf of itself and the other ABL Secured Parties, and each Grantor agrees that each of them shall take such further action and shall execute (without recourse or warranty) and deliver such additional documents and instruments (in recordable form, if requested) as the Term Agent or the ABL Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement. The parties hereto agree, subject to the other provisions of this Agreement upon request by the Term Agent or the ABL Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Term Priority Collateral and the ABL Priority Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Term Documents and the ABL Documents.

6.8 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

6.9 Binding on Successors and Assigns. This Agreement shall be binding upon the parties hereto, the Term Secured Parties, the ABL Secured Parties and their respective successors and assigns.

6.10 Specific Performance. Each of the Term Agent and the ABL Agent may demand specific performance of this Agreement. The Term Agent, on behalf of itself and the other Term Secured Parties, and the ABL Agent, on behalf of itself and the other ABL Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Term Agent or the ABL Agent, as the case may be.

6.11 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

6.12 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic method shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

6.13 Authorization; No Conflict. Each of the parties represents and warrants to all other parties hereto that the execution, delivery and performance by or on behalf of such party to this Agreement has been duly authorized by all necessary action, corporate or otherwise, does not violate any provision of law, governmental regulation, or any agreement or instrument by which such party is bound, and requires no governmental or other consent that has not been obtained and is not in full force and effect.

6.14 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of the Term Secured Parties, the ABL Secured Parties and each of their respective successors and assigns. No other Person shall have or be entitled to assert rights or benefits hereunder.

6.15 Provisions Solely to Define Relative Rights. (a) The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Term Secured Parties on the one hand and the ABL Secured Parties on the other hand. None of the Parent, any other Grantor or any other creditor thereof shall have any rights hereunder. Nothing in this Agreement is intended to or shall impair the obligations of the Parent or any other Grantor, which are absolute and unconditional, to pay the Term Obligations and the ABL Obligations as and when the same shall become due and payable in accordance with their terms.

(b) Nothing in this Agreement shall relieve the Parent or any Grantor from the performance of any term, covenant, condition or agreement on the Parent’s, the Borrowers’ or such Grantor’s part to be performed or observed under or in respect of any of the Collateral pledged by it or from any liability to any Person under or in respect of any of such Collateral or impose any obligation on any Collateral Agent to perform or observe any such term, covenant, condition or agreement on the Parent’s or such Grantor’s part to be so performed or observed or impose any liability on any Collateral Agent for any act or omission on the part of the Parent’s or such Grantor relative thereto or for any breach of any representation or warranty on the part of the Parent or such Grantor contained in this Agreement or any ABL Document or any Term Document, or in respect of the Collateral pledged by it. The obligations of the Parent and each Grantor contained in this paragraph shall survive the termination of this Agreement and the discharge of the Parent or such Grantor’s other obligations hereunder.

(c) Each of the Collateral Agents acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any ABL Document or any Term Document. Except as otherwise provided in this Agreement, each of the Collateral Agents will be entitled to manage and supervise their respective extensions of credit to the Parent or any of their Subsidiaries in accordance with law and their usual practices, modified from time to time as they deem appropriate.

6.16 Additional Grantors. The Parent will cause each Person that becomes a Grantor or is a Subsidiary required by any Term Document or ABL Document to consent to this Agreement, to execute and deliver to the parties hereto an Intercreditor Agreement Consent, whereupon such Person will be bound by the terms hereof applicable to any of the Grantors in the Sections listed in that Intercreditor Agreement Consent to the same extent as if it had executed and delivered a consent to this Agreement as of the date hereof. The Parent shall promptly provide each Collateral Agent with a copy of each Intercreditor Agreement Consent executed and delivered pursuant to this Section 6.16.

6.17 Avoidance Issues. If any ABL Secured Party or Term Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Parent or any other Grantor any amount (a “Recovery”), then such ABL Secured Party or Term Secured Party, as applicable, shall be entitled to a reinstatement of ABL Obligations or Term Obligations, as applicable, with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery (except as the result of the effectiveness of a plan of reorganization adopted in an Insolvency or Liquidation Proceeding), this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement and, to the extent the ABL Obligations and Term Obligations were decreased in connection with such payment which gave rise to the Recovery, the ABL Obligations and Term Obligations, as applicable, shall be increased to such extent.

6.18 Intercreditor Agreement. This Agreement is the Intercreditor Agreement referred to in the ABL Credit Agreement and the Term Credit Agreement. Nothing in this Agreement shall be deemed to subordinate the right of any ABL Secured Party to receive payment to the right of any Term Secured Party to receive payment or of any Term Secured Party to receive payment to the right of any ABL Secured Party to receive payment (whether before or after the occurrence of an Insolvency or Liquidation Proceeding), it being the intent of the parties that this Agreement shall effectuate a subordination of Liens but not a subordination of Indebtedness.

6.19 Security Interests. To secure the prompt payment and performance of the Term Obligations and in addition to, and separate from, any other grant of a security interest to the ABL Agent for the benefit of the ABL Secured Parties, each Grantor hereby grants to the ABL Agent, as agent for Term Secured Parties, a security interest in all right, title and interest of such Grantor in, and to all now existing or hereafter acquired deposit accounts of such Grantor. The ABL Agent shall not have any duties or obligations to the Term Secured Parties in such capacity and the Term Secured Parties expressly waive any conflicts of interest that may or could arise because of the ABL Agent’s duties under the ABL Documents and its agreements under this Section 6.19. It is expressly agreed that the ABL Agent shall not be required to take any direction from the Term Secured Creditor Parties with respect to the exercise of remedies with respect to such Collateral until after Discharge of ABL Obligations and, at any time after Discharge of ABL Obligations, the ABL Agent may resign as agent for the Term Secured Parties and Term Agent shall be deemed the successor agent. Any such Lien held by the ABL Agent for the benefit of the Term Secured Parties shall be subject to the priorities provided herein as if such Lien were held by the Term Agent for the benefit of the Term Secured Parties.

[Remainder of Page Intentionally Blank]

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement to be executed by their respective officers or representatives as of the day and year first above written.

Address:	WELLS FARGO CAPITAL FINANCE, LLC, as ABL Agent

Wells Fargo Capital Finance, LLC
150 South Wacker Drive	By:
Suite 2200	Name:
Chicago, Illinois 60606	Title:
Attn: Federal Signal Portfolio Manager
Fax No.: 312-332-0424

Signature Page to Intercreditor Agreement

Address:	TPG SPECIALTY LENDING, INC.,
as Term Agent

TPG Specialty Lending, Inc.
888 7th Avenue	By:
16th Floor	Name:
New York, New York 10019	Title:
Attention: Philip T. Warren Facsimile: 212-430-4611

TPG Specialty Lending, Inc.
Agency Services for Loans
60 Wall Street, 27th Floor
New York, New York 10005
Facsimile: 732-578-4636

Signature Page to Intercreditor Agreement

CONSENT

The undersigned hereby (i) acknowledge and consent to the terms of the Intercreditor Agreement, (ii) agree to the terms applicable to any of the Grantors in the Intercreditor Agreement, and (iii) have caused this Consent to be executed by their respective officers or representatives as of February [    ,] 2012.

FEDERAL SIGNAL CORPORATION,
a Delaware corporation

By:
Name:	William G. Barker
Title:	Sr. Vice President and Chief Financial Officer

By:
Name:	Jennifer L. Sherman
Title:	Sr. Vice President, General Counsel and Secretary

ELGIN SWEEPER COMPANY

FEDERAL APD INCORPORATED

FEDERAL MERGER CORPORATION

FEDERAL SIGNAL CREDIT CORPORATION

FEDERAL SIGNAL TECHNOLOGIES, LLC

FS DEPOT, INC.

GUZZLER MANUFACTURING, INC.

JETSTREAM OF HOUSTON, INC.

JETSTREAM OF HOUSTON, LLP

PIPS TECHNOLOGY INC.

SIRIT CORP.

VACTOR MANUFACTURING INC.

VESYSTEMS, LLC

VICTOR PRODCUTS USA, INCORPORATED

By:
Name:	Jennifer L. Sherman
Title:	Vice President and Secretary

For each Grantor:

1415 West 22nd Street, Suite 1100
Oak Brook, IL 60523
Attn: Ron Dolatowski, Treasurer
Fax No.: (630) 954-2041

Consent to Intercreditor Agreement